Exhibit 2.2

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER (this “Agreement”) is entered into as of August 24, 2006, (the “Execution Date”) among RF Monolithics, Inc., a Delaware corporation (“Parent”), Aleier, Inc. a Texas corporation and wholly-owned direct subsidiary of Parent (“MergerSub”), Caver-Morehead Systems, Inc., a Texas corporation (the “Company”) and the shareholders whose signatures appear on the signature page of this Agreement (the “Shareholders”). Capitalized terms used herein shall have the meanings given such terms in Exhibit A of this Agreement.

RECITALS:

WHEREAS, the Board of Directors of Parent has approved (or will have approved by the Closing Date) this Agreement and the consummation of the Contemplated Transactions, upon the terms and subject to the conditions set forth herein, including the Divisive Merger;

WHEREAS, the Boards of Directors of the Company and MergerSub have adopted (or will have adopted by the Closing Date) a resolution (i) approving this Agreement and the consummation of the Contemplated Transactions upon the terms and subject to the conditions set forth herein and (ii) recommending to their respective shareholders the approval and adoption of same;

WHEREAS, the respective shareholders of the Company and MergerSub entitled to vote thereon and necessary to approve the Agreement and the consummation of the Contemplated Transactions have approved (or will have approved by the Closing Date) same upon the terms and subject to the conditions set forth herein, and in accordance with the TBCA and the TBOC;

WHEREAS, at the Effective Time, MergerSub will merge with the Company and the Company will merge with MergerSub and each of the Company and MergerSub shall continue as the multiple surviving corporations of the Divisive Merger;

WHEREAS, pursuant to the Divisive Merger and subject to the terms and conditions of this Agreement, all of the Company’s rights with respect to the Acquired Assets and all of the Company’s obligations with respect to the Assumed Liabilities will be converted into the right to receive the Merger Consideration in the amounts set forth herein;

WHEREAS, the parties desire to make certain representations, warranties, covenants, and agreements in connection with the Divisive Merger as set forth in this Agreement.

NOW, THEREFORE, in consideration of the foregoing premises and the representations, warranties, covenants, and agreements contained herein, and intending to be legally bound hereby, the parties hereto hereby agree as follows:

ARTICLE I

The Divisive Merger

1.0 The Divisive Merger. At the Effective Time, and upon the terms and subject to the conditions of this Agreement and in accordance with the applicable provisions of the Texas Business Corporation Act (“TBCA”) and the Texas Business Organizations Code (“TBOC”), MergerSub will be merged with the Company and the Company will be merged with MergerSub, whereby the Company and MergerSub shall continue as the multiple surviving corporations of the divisive merger (the “Divisive Merger”).

1.1 Effective Time. Subject to the provisions of this Agreement, Parent, MergerSub, and the Company shall cause the Divisive Merger to be consummated by filing Articles of Merger or other appropriate documents (the “Articles of Merger”) with the Secretary of State of the State of Texas substantially in the form of Exhibit 1.1, and executed in accordance with the applicable provisions of the TBCA and the TBOC, as soon as practicable on the Closing Date. The Divisive Merger shall become effective upon such filing or at such time thereafter as is provided in the Articles of Merger (the “Effective Time”).

1.2 Closing of the Divisive Merger. The closing of the Contemplated Transactions (the “Closing”) will take place at a time and on a date to be specified by the parties (the “Closing Date”), which shall be no earlier than the satisfaction or waiver of the last to be satisfied or waived of the conditions set forth in Articles VI and VII (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the fulfillment or waiver of those conditions).

1.3 Effects of the Divisive Merger. At the Effective Time, the effect of the Divisive Merger shall be as provided by the applicable provisions of the TBCA and TBOC, as applicable. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, the assets and liabilities of each of the Company and MergerSub shall be allocated as follows:

(a) The assets and properties of the Company as specifically identified in Exhibit 1.3(a)(i) hereto (the “Acquired Assets”) shall succeed to, be possessed by and vest in MergerSub and all of the liabilities, obligations and duties specifically identified in Exhibit 1.3(a)(ii) hereto (the “Assumed Liabilities”) shall succeed to, be assumed by and become the liabilities, obligations and duties of MergerSub, all without further act or deed. The Assumed Liabilities will be paid when due, or as otherwise set forth on Exhibit 1.3(a)(ii).

(b) All of the assets and properties of the Company specifically identified on Exhibit 1.3(b) hereto and all of the assets of the Company not specifically identified in Exhibit 1.3(a)(i) hereto shall continue to be possessed by and vested in the Company (the “Excluded Assets”) and all other liabilities, obligations and duties of the Company not specifically identified in Exhibit 1.3(a)(ii) hereto shall continue to be the liabilities, obligations and duties of the Company (the “Excluded Liabilities”), all without further act or deed.

(c) All assets and properties owned by MergerSub immediately prior to the Effective Time shall remain with and continue to be owned by MergerSub after the Effective Time and all

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of the liabilities, obligations and duties of MergerSub immediately prior to the Effective Time shall continue to be the liabilities, obligations and duties of MergerSub after the Effective Time, all without further act or deed.

(d) The parties agree that the Divisive Merger will be treated for United States federal income tax purposes as the Company’s sale of the Acquired Assets to MergerSub and the parties shall prepare and file their federal income tax returns accordingly.

1.4 Organizational and Governing Documents.

(a) At the Effective Time, the Organizational Documents of MergerSub shall continue to be the Organizational Documents of MergerSub. At the Effective Time, the bylaws (“Governing Documents”) of MergerSub shall continue to be the Governing Documents of MergerSub.

(b) At the Effective Time, the Organizational Documents of the Company shall continue to be the Organizational Documents of the Company; provided, however, that at the Effective Time, Article I of the Organizational Documents of the Company shall be amended and restated, in its entirety, to read: “The name of the corporation is “CMS Liquidating Company.” At the Effective Time, the Governing Documents of the Company shall continue to be the Governing Documents of the Company.

1.5 Governing Persons. At the Effective Time, the officers and directors (“Governing Persons”) of MergerSub immediately prior to the Effective Time shall continue as the Governing Persons of MergerSub, each to hold office in accordance with the Organizational Documents and Governing Documents of MergerSub. At the Effective Time, the Governing Persons of the Company immediately prior to the Effective Time shall continue as the Governing Persons of the Company, each to hold office in accordance with the Organizational Documents and Governing Documents of the Company.

ARTICLE II

Effect of Divisive Merger

2.0 Merger Consideration . At the Effective Time, by virtue of the Divisive Merger and without any action on the part of Parent, MergerSub or the Company, the rights of the Company to the Acquired Assets and the assumption of the Assumed Liabilities shall be converted into the right to receive the following aggregate consideration from Parent (collectively, the “Merger Consideration”):

(a) a cash payment to the Company in the amount of One Million Eight Hundred Thousand Dollars ($1,800,000.00) (the “Cash Payment”);

(b) subject to the adjustment provisions set forth in Section 2.3 herein and the set-off provisions set forth in Section 8.9 herein, an unsecured, non-negotiable (except as to the Shareholders), subordinated (to senior secured debt only) promissory note issued by Parent to the Company, in the original principal amount of Two Hundred Thousand Dollars ($200,000.00) (the “Note”), substantially in the form of Exhibit 2.0(b) hereto; and

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(c) subject to the adjustment provisions set forth in Section 2.3 herein and the set-off provisions set forth in Section 8.9 herein, the right to receive a maximum of an additional Two Million Dollars ($2,000,000.00) upon the attainment of certain performance targets of MergerSub, or its successors or assigns, after the Closing Date (the “Earn Out”) payable to the Company on the terms and conditions contained in the Earn Out Agreement set forth as Exhibit 2.0(c) hereto (the “Earn Out Agreement”).

Notwithstanding the foregoing, at no time shall the total Merger Consideration exceed Four Million Dollars ($4,000,000.00).

2.1 No Changes to Ownership. As a result of the Divisive Merger, there will be no change to the respective ownership or respective capital stock outstanding immediately prior to the Effective Time of the Company or MergerSub. In the event that it is deemed necessary or desirable to comply with the assignment or change in control provisions of any Applicable Contract, Company will execute and deliver to MergerSub an assignment or other document evidencing that MergerSub has succeeded to the interests of the Company under such Applicable Contract.

2.2 Payment Procedures. On the Closing Date, the Cash Payment shall be paid to the Company in cash by wire transfer of immediately available funds to the account or accounts designated by the Company on Exhibit 2.2. On the Closing Date, the Note, duly executed by Parent, shall be delivered to the Company.

2.3 Purchase Price Adjustment Procedure.

(a) The “Adjustment Amount” (which may be only a positive number), if any, shall equal the greater of: (i) $97,344.58, plus Work in Process, less Stockholders’ Equity immediately before the Closing, or (ii) $110,559.43, plus Work in Process minus Working Capital. “Stockholders’ Equity” means the Company’s assets minus liabilities as set forth on the Final Closing Balance Sheet, determined on a basis consistent with the Company’s historical accounting principles, policies and practices. “Working Capital” means the Company’s total current assets less total current liabilities, as set forth on the Final Closing Balance Sheet; provided, however that the current asset and current liabilities categories listed on the Final Closing Balance Sheet are determined on a basis consistent with the Company’s historical accounting practices and contain the same asset and liability components as are presented on 2005 Financial Statements. “Work in Process” means the total value of the Company’s completed but unbilled services determined as of the Closing Date, as listed on Exhibit 2.3(a).

(b) Parent will, at its expense, prepare, and will cause McGladrey & Pullen, LLP, the Parent’s certified public accountants, to perform limited review procedures with respect to, a closing balance sheet (“Closing Balance Sheet”) of the Company as of the Closing Date. The Closing Balance Sheet will be prepared on a basis consistent with the Company’s historical accounting practices and principles. Parent will deliver the Closing Balance Sheet and the work papers used to prepare the Closing Balance Sheet, to the Company within sixty days after the Closing Date. If within thirty days following delivery of the Closing Balance Sheet and working papers (the “Final Determination Date”), the Company has not given Parent notice of its

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objection to the Closing Balance Sheet (such notice must contain a statement of the basis of the Company’s objection), then the Closing Balance Sheet will be used in computing the Adjustment Amount. If the Company gives such notice of objection, then the issues in dispute will be submitted to a mutually acceptable firm of certified public accountants (the “Accountants”), for resolution. If issues in dispute are submitted to the Accountants for resolution, then each party will furnish to the Accountants such work papers and other documents and information relating to the disputed issues as the Accountants may request and are available to that party (or its independent public accountants), and will be afforded the opportunity to present to the Accountants any material relating to the determination and to discuss the determination with the Accountants. The determination by the Accountants, as set forth in a notice delivered to Parent and the Company simultaneously by the Accountants, will be binding and conclusive on the parties. If the Accountant’s reconciliation of the Closing Balance Sheet results in a decrease to the Adjustment Amount equal to or in excess of 10% of the Adjustment Amount initially calculated, then Parent will bear all of the Accountant’s fees and expenses, and if the Accountant’s reconciliation of the Closing Balance Sheet results in a decrease to the Adjustment Amount of less than 10% of the Adjustment Amount initially calculated (or an increase in the Adjustment Amount), then the Company will bear all of the Accountant’s fees and expenses. The “Final Closing Balance Sheet” means the Closing Balance Sheet if the Company does not provide timely notice of dispute, or, if the Company provides notice of a dispute in a timely matter, then the definitive Closing Balance Sheet agreed to between the Parent and the Company or if no such agreement, then the Closing Balance Sheet provided by the Accountants.

(c) Parent will set-off against amounts payable to the Company pursuant to the Note or the Earn Out, or both, the Adjustment Amount as determined under Section 2.3(b).

(d) Anything in this Section 2.3 to the contrary notwithstanding, Parent may waive its right to an adjustment under this section and in such event it need not deliver a Closing Balance Sheet or otherwise comply with this section.

2.4 Dissenting Shares. Notwithstanding any other provision of this Agreement to the contrary, in the event any shareholder of the Company does not vote in favor of the Divisive Merger (the “Dissenting Shares”), and the holder of which complies with all of the applicable provisions of the TBCA with respect to exercising such holders’ dissenters’ rights (the “Dissenting Shareholder”), Parent shall have the right to withhold an amount of Merger Consideration proportionate to the Dissenting Shares until such holder or holders shall have failed to perfect or shall have effectively withdrawn, lost their dissenters’ rights under the TBCA, or shall have received consideration in lieu of such Shareholder’s dissenters’ rights. If any Dissenting Shareholder shall have (i) failed to perfect such shareholder’s right to dissent, (ii) effectively withdrawn or lost the right to dissent, or (iii) received consideration in lieu of such Shareholder’s dissenter and appraisal rights, Parent shall promptly pay, within five days of receipt of notice of such failure, withdrawal or payment, any withheld amount of Merger Consideration to the Company. The Company shall give Parent (x) prompt notice of any written demands for appraisal of any Dissenting Shares, attempted withdrawals of such demands, and any other instruments served pursuant to the TBCA and received by the Company relating to shareholders’ rights of appraisal, and (y) the opportunity to direct all negotiations and proceedings in respect of demands for appraisal under the TBCA. The Company shall not, except with the prior written consent of Parent or in the event that the settlement or payment of

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such amount does not in any way prejudice any right of MergerSub or Parent, or the Acquired Assets or Assumed Liabilities, voluntarily make any payment in respect of, or settle or offer to settle, any such demand for payment.

ARTICLE III

Representations and Warranties of Parent and MergerSub

Except as set forth in the disclosure schedule attached hereto (the “Acquiror Disclosure Schedule”), Parent and MergerSub each represent and warrant to the Company and the Shareholders as follows:

3.1 Organization and Good Standing. Parent is a corporation duly organized, validly existing, and in good standing under the laws of the State of Delaware with full corporate power and authority to conduct its business as it is now being conducted, and to own or use the properties and assets that it purports to own or use. MergerSub is a corporation duly organized, validly existing, and in good standing under the laws of the State of Texas with full corporate power and authority to conduct its business as it is now being conducted, and to own or use the properties and assets that it purports to own or use.

3.2 Authority; No Conflict.

(a) This Agreement and the Acquiror Closing Documents constitute the legal, valid, and binding obligation of Parent and MergerSub, enforceable against them in accordance with their respective terms. Parent and MergerSub have the absolute and unrestricted right, power, and authority to execute and deliver this Agreement and the Acquiror Closing Documents and to perform their respective obligations under this Agreement and the Acquiror Closing Documents.

(b) Neither the execution nor delivery of this Agreement by Parent or MergerSub nor the consummation or performance of any of the Contemplated Transactions by Parent or MergerSub will give any Person the right to prevent, delay, or otherwise interfere with any of the Contemplated Transactions pursuant to:

(i) any provision of Parent’s or MergerSub’s Organizational Documents;

(ii) any resolution adopted by the Board of Directors of Parent or MergerSub or the shareholders of MergerSub;

(iii) any Legal Requirement or Order to which Parent or MergerSub may be subject; or

(iv) any Contract to which Parent or MergerSub is a party or by which Parent or MergerSub may be bound.

Neither Parent nor MergerSub will be required to obtain any Consent from any Person in connection with the execution and delivery of this Agreement or the consummation or performance of any of the Contemplated Transactions.

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3.3 No Prior Activities. MergerSub was formed solely for the purpose of engaging in the Contemplated Transactions. Except for obligations or liabilities incurred in connection with its incorporation and the Contemplated Transactions, MergerSub has not, as of the Closing Date, incurred, directly or indirectly, through any subsidiary, any obligations or liabilities or engaged in any business activities of any type or kind whatsoever or entered into any agreements or arrangements with any person

3.4 Certain Proceedings. There is no pending Proceeding that has been commenced against Parent or MergerSub that challenges, or may have the effect of preventing, delaying, making illegal, or otherwise interfering with, any of the Contemplated Transactions, or, if decided against Parent or MergerSub, will or would reasonably be expected to have a Material Adverse Effect on the business or value of the Parent or MergerSub, or both. To Parent’s Knowledge, no such Proceeding has been Threatened.

3.5 SEC Documents. Parent has furnished or made available to the Shareholders a true and complete copy of the Parent’s Form 10-Q for the quarter ended May 31, 2006 and a complete copy of the Parent’s Form 10-K for the year ended August 31, 2005 (collectively, the “SEC Documents”), which Parent filed under the federal securities laws with the SEC. As of its filing date, the SEC Documents complied in all material respects with the requirements of the Exchange Act, and the SEC Documents do not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading, except to the extent corrected by a subsequently filed document with the SEC. The financial statements of Parent, including the notes thereto, included in the SEC Documents comply as to form in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with generally accepted accounting principles consistently applied (except as may be indicated in the notes thereto or, in the case of unaudited statements, as permitted by Form 10-K or Form 10-Q of the SEC) and fairly present the consolidated financial position of Parent at the dates thereof and of its operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to normal, recurring audit adjustments).

3.6 Brokers or Finders. Neither Parent nor MergerSub has incurred any obligation or liability, contingent or otherwise, for brokerage or finders’ fees or agents’ commissions or other similar payment in connection with this Agreement and will indemnify and hold the Company harmless from any such payment alleged to be due by or through Parent or MergerSub as a result of the action of Parent or MergerSub or its officers or agents.

ARTICLE IV

Representations and Warranties of the Company and the Shareholders

Except as set forth in the disclosure schedule attached hereto (the “Company Disclosure Schedule”), and subject to the limitations set for in Section 8.3, 8.6 and 8.7, the Company and the Shareholders, separately as to each Shareholder, and not jointly, hereby represent and warrant to Parent and MergerSub as follows:

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4.1 Organization and Good Standing.

(a) The Company is a corporation duly organized, validly existing, and in good standing under the laws of the State of Texas, with full corporate power and authority to conduct its business as it is now being conducted, to own or use the properties and assets that it purports to own or use, and to perform all its obligations under Applicable Contracts. The Company is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction where the failure to be so qualified would have a Material Adverse Effect on the Company.

(b) The Company has delivered to Parent copies of the Organizational Documents and Governing Documents of the Company, as currently in effect.

4.2 Authority; No Conflict.

(a) This Agreement and the Shareholder Closing Documents constitute the legal, valid, and binding obligation of the Company and the Shareholders, to which it is, or they are a party, enforceable against the Company and the Shareholders in accordance with their respective terms. The Shareholders and the Company have all corporate power, authority, and capacity, as applicable, to execute and deliver this Agreement and the Shareholder Closing Documents to which it is a party, and to perform their respective obligations under this Agreement and the Shareholder Closing Documents.

(b) Except as set forth in Section 4.2(b) of the Company Disclosure Schedule, neither the execution nor delivery of this Agreement nor the consummation or performance of any of the Contemplated Transactions will, directly or indirectly (with or without notice or lapse of time):

(i) contravene, conflict with, or result in a violation of (A) any provision of the Organizational Documents or Governing Documents of the Company, or (B) any resolution adopted by the board of directors of the Company or the Shareholders;

(ii) contravene, conflict with, or result in a violation of, or give any Governmental Body or other Person the right, which did not previously exist, to challenge any of the Contemplated Transactions or to exercise any remedy or obtain any relief under, any Legal Requirement or any Order to which the Company or any Shareholder, or any of the assets owned or used by the Company, may be subject;

(iii) contravene, conflict with, or result in a violation of any of the terms or requirements of, or give any Governmental Body the right, which did not previously exist, to revoke, withdraw, suspend, cancel, terminate, or modify, any Governmental Authorization that is held by the Company or that otherwise relates to the business of, or any of the assets owned or used by, the Company;

(iv) cause the Company or, to the Knowledge of the Company, cause the Parent or Merger Sub, to become subject to, or to become liable for the payment of, any Tax;

(v) contravene, conflict with, or result in a violation or breach of any provision of, or give any Person the right, which did not previously exist, to declare a default or exercise any remedy under, or to accelerate the maturity or performance of, or to cancel, terminate, or modify, any Applicable Contract; or

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(vi) result in the imposition or creation of any Encumbrance upon or with respect to any of the assets owned or used by the Company.

(c) Except as set forth in Section 4.2(c) of the Company Disclosure Schedule, neither the Shareholders nor the Company is or will be required to give any notice to or obtain any Consent from any Person in connection with the execution and delivery of this Agreement or the consummation or performance of any of the Contemplated Transactions.

(d) The Company is acquiring the Note for its own account and not with a view to its distribution within the meaning of Section 2(11) of the Securities Act.

4.3 Financial Statements.

(a) The Company has delivered to Parent: (a) unaudited balance sheets of the Company at December 31, 2004 and December 31, 2005 and the unaudited statement of income for each of the three twelve month periods ending December 31, 2005 (the “2005 Financial Statements”) and (b) an unaudited balance sheet of the Company at May 31, 2006 and the related unaudited statement of income for the five-month period then ending (the “Interim Financial Statements”) (the 2005 Financial Statements, together with the Interim Financial Statements, are collectively referred to herein as the “Financial Statements”). The Financial Statements fairly present the financial condition and the results of operations of the Company as at the dates of and for the periods referred to in such Financial Statements, subject, in the case of the Interim Financial Statements, to normal recurring year-end adjustments (the effect of which will not, individually or in the aggregate, be materially adverse) and, in the case of all Financial Statements, to the absence of notes (that, if presented, would not have a Material Adverse Effect on the content thereof); the Financial Statements reflect the consistent application of accounting principles throughout the periods involved.

(b) The Company maintains a system of internal accounting controls sufficient to provide reasonable assurance that (i) transactions are executed in accordance with management’s general or specific authorizations, (ii) transactions are recorded as necessary to permit preparation of financial statements that are not materially misleading, consistent with prior period statements, to maintain asset accountability and to provide reasonable assurance regarding the reliability of financial reporting, (iii) access to assets is permitted only in accordance with management’s general or specific authorization, (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate actions are taken with respect to any differences and (v) accounts, notes and other receivables and inventory (if any) are recorded accurately, and proper and adequate procedures are implemented to collect such accounts, notes and receivables on a timely basis. To the Company’s Knowledge, it has sufficient internal controls to prepare its financial statements and to protect its assets.

Since July 1, 2000, neither the Company, nor any officer or employee (including any employee director) of the Company, and, to the Knowledge of the Company, no non-employee director, auditor, accountant, attorney or representative of the Company has received or

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otherwise had or obtained knowledge of (i) any written complaint, allegation, assertion or claim regarding the accounting or auditing practices, procedures, methodologies or methods of the Company or its internal accounting controls, including any complaint, allegation, assertion or claim that the Company has engaged in misleading accounting or auditing practices, or (ii) any fraud, whether or not material, that involves management or other employees of the Company who have a significant role in the Company’s internal controls.

No attorney representing the Company, whether or not employed by the Company, has reported evidence of a violation of securities laws, breach of fiduciary duty or similar violation by the Company or any of its officers, directors, employees or agents.

4.4 Title to Properties; Encumbrances. Section 4.4(a) of the Company Disclosure Schedule contains a complete and accurate list of all real property, leaseholds, or other interests therein owned by the Company. The Company does not hold, and has never held, a fee simple interest in any real property. The Company owns (subject only to the matters permitted by the following sentence), or in the case of leased properties and assets, has valid leasehold interests in, all the properties and assets (whether real, personal, or mixed and whether tangible or intangible) that are listed on Section 4.4(b) of the Company Disclosure Schedule, and all of the properties and assets purchased or otherwise acquired by the Company since the date of Section 4.4(b) of the Company Disclosure Schedule (except for personal property acquired and sold since the date thereof in the Ordinary Course of Business and consistent with past practice). All material properties and assets reflected in the Interim Financial Statements or on Section 4.4(b) of the Company Disclosure Schedule are free and clear of all Encumbrances and are not subject to any limitations of any nature except, with respect to all such properties and assets, (a) security interests shown on the Interim Financial Statements as securing specified liabilities or obligations, with respect to which no default (or event that, with notice or lapse of time or both, would constitute a default) exists, (b) security interests incurred in connection with the purchase of property or assets after the date of the Interim Financial Statements (such security interests being limited to the property or assets so acquired), with respect to which no default (or event that, with notice or lapse of time or both, would constitute a default) exists, (c) liens for current Taxes not yet due, and (d) any mechanics’ workmen’s repairmen’s warehousemen’s carriers’ or other similar encumbrance arising in the ordinary course of business, consistent with past practice.

4.5 Condition and Sufficiency of Assets. The buildings, plants, structures, and equipment of the Company are structurally sound, are in good operating condition and repair, and are adequate for the uses to which they are being put, and none of such buildings, plants, structures, or equipment is in need of maintenance or repairs except for ordinary, routine maintenance and repairs that are not material in nature or cost. The building, plants, structures, and equipment of the Company are sufficient for the continued conduct of the Company’s business after the Closing in substantially the same manner as conducted prior to the Closing.

4.6 Accounts Receivable. All accounts receivable of the Company that are reflected on the Financial Statements or on the accounting records of the Company as of the Closing Date (collectively, the “Accounts Receivable”) represent or will represent valid obligations arising from sales actually made or services actually performed in the Ordinary Course of Business and collectible before August 31, 2007. Unless paid prior to the Closing

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Date, the Accounts Receivable are or will be as of the Closing Date current and collectible net of the respective reserves shown on the Financial Statements or on the accounting records of the Company as of the Closing Date (which reserves are adequate and calculated consistent with past practice and, in the case of the reserve as of the Closing Date, will not represent a greater percentage of the Accounts Receivable as of the Closing Date than the reserve reflected in the Interim Financial Statements represented of the Accounts Receivable reflected therein and will not represent a material adverse change in the composition of such Accounts Receivable in terms of aging). Subject to such reserves, each of the Accounts Receivable either has been or will be collected in full, without set-off, by August 31, 2007. There is no contest, claim, or right of set-off, other than returns in the Ordinary Course of Business, under any Contract with any obligor of an Accounts Receivable relating to the amount or validity of such Accounts Receivable. Section 4.6 of the Company Disclosure Schedule contains a complete and accurate list of all Accounts Receivable as of the date of the Interim Financial Statements, which list sets forth the aging of such Accounts Receivable.

4.7 Inventory. The Company does not maintain any material inventory, other than the items set forth in Section 4.7 of the Company Disclosure Schedule.

4.8 No Undisclosed Liabilities. Except as set forth in Section 4.8 of the Company Disclosure Schedule, in any other Section of the Company Disclosure Schedule, or in this Agreement, the Company has no liabilities or obligations of any nature (whether known or unknown and whether absolute, accrued, contingent, or otherwise) except for liabilities or obligations reflected or reserved against in the Interim Financial Statements and current liabilities incurred in the Ordinary Course of Business since the date thereof.

4.9 Taxes.

(a) Company has filed or caused to be filed on a timely basis all Tax Returns and all reports with respect to Taxes that are or were required to be filed pursuant to applicable Legal Requirements. All Tax Returns and reports filed by Company are true, correct and complete to the Company’s Knowledge. Company has paid, or made provision for the payment of all Taxes that have or may have become due for all periods (whether or not shown or required to be shown on any Tax Return), except such Taxes, if any, listed in Section 4.9(a) of the Company Disclosure Schedule that are being contested in good faith and as to which adequate reserves have been provided in the Interim Financial Statements. Except as provided in Section 4.9(a) of the Company Disclosure Schedule, Company currently is not the beneficiary of any extension of time within which to file any Tax Return. No claim has ever been made or is expected to be made by any taxing authority for a jurisdiction where Company does not file Tax Returns that it is or may be subject to taxation by that jurisdiction. There are no Encumbrances on any of the Assets that arose in connection with any failure (or alleged failure) to pay any Tax, and Company has no Knowledge of any basis for assertion of any claims attributable to Taxes which, if adversely determined, would result in any such Encumbrance.

(b) Section 4.9(b) of the Company Disclosure Schedule lists all Tax Returns of Company that have been filed for taxable periods ending on or after December 31, 2001, and identifies those Tax Returns that have been audited and those that currently are the subject of an audit, if any. Company has delivered to Parent correct and complete copies of all income Tax Returns, examination reports, and statements of deficiencies assessed against or agreed to by Company since December 31, 2001.

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(c) All Taxes that Company is or was required by Legal Requirements to withhold, deduct or collect have been duly withheld, deducted and collected and, to the extent required, have been paid to the proper Governmental Body or other Person.

(d) There is no tax sharing agreement, tax allocation agreement, tax indemnity obligation or similar written or unwritten agreement, arrangement, understanding or practice with respect to Taxes (including any advance pricing agreement, closing agreement or other arrangement relating to Taxes) that will require any payment by Company.

(e) Company (A) has not been a member of an affiliated group within the meaning of Code Section 1504(a) (or any similar group defined under a similar provision of state, local or foreign law) and (B) has no liability for Taxes of any person (other than Company) under Treas. Reg. sect. 1.1502-6 (or any similar provision of state, local or foreign law), as a transferee or successor by contract or otherwise.

(f) Company is an S corporation as defined in Code Section 1361, and Company is not and has not been subject to either the built-in-gains tax under Code Section 1374 or the passive income tax under Code Section 1375.

(g) Section 4.9(g) of the Company Disclosure Schedule lists all the states and localities with respect to which Company to the best of the Company’s Knowledge is required to file any corporate, income or franchise tax returns and sets forth whether Company is treated as the equivalent of an S corporation by or with respect to each such state or locality. Company has properly filed Tax Returns with and paid and discharged any liabilities for taxes in each state or locality disclosed in Section 4.9(g) of the Company Disclosure Schedule.

4.10 No Material Adverse Change. Since the date of the 2005 Financial Statements, there has not been any material adverse change in the business, operations, properties, prospects, assets, or condition of the Company, and no event has occurred or circumstance exists that may result in such a material adverse change.

4.11 Employee Benefits.

(a) Section 4.11(a) of the Company Disclosure Schedule contains a true and complete list of (i) all employee welfare benefit and employee pension benefit plans as defined in sections 3(1) and 3(2) of ERISA, including, but not limited to, plans that provide retirement income or result in a deferral of income by employees for periods extending to termination of employment or beyond, and plans that provide medical, surgical, or hospital care benefits or benefits in the event of sickness, accident, disability, death or unemployment, including the Company’s 401(k) Plan (the “Company 401(k) Plan”) and (ii) all other written or unwritten employee benefit agreements or arrangements, including without limitation deferred compensation plans, incentive plans, bonus plans or arrangements, stock option plans, stock purchase plans, stock award plans, golden parachute agreements, severance pay plans, dependent care plans, cafeteria plans, employee assistance programs, scholarship programs, employee discount programs, employment

AGREEMENT AND PLAN OF MERGER	PAGE 12

contracts, retention incentive agreements, noncompetition agreements, consulting agreements, confidentiality agreements, vacation policies, and other similar plans, agreements and arrangements that are currently in effect as of the date of this Agreement, or have been approved before this date but are not yet effective, for the benefit of any director, officer, employee or other service provider or any former director, officer, employee or other service provider (or any of their beneficiaries) of the Company (collectively, a “Company Beneficiary”), or with respect to which the Company may have any liability (“Company Benefit Plans”).

(b) With respect to each Company Benefit Plan, the Company has heretofore made available to Parent, as applicable, current, complete and correct copies of each of the following documents which the Company has prepared or caused to be prepared:

(i) the Company Benefit Plans and any amendments thereto (or if a Company Benefit Plan is not a written agreement, a description of all material aspects thereof);

(ii) each other document or instrument under which the plan is established or operated or which otherwise materially relates to the plan, including but not limited to any policies or procedures, fidelity bonds, fiduciary insurance policies and contracts with service providers;

(iii) the three most recent annual Form 5500 reports filed with the IRS and summary annual reports distributed to participants;

(iv) for any insured plan that is not required to file a Form 5500, any Schedule A provided by an insurance company in anticipation of such filing;

(v) the most recent statement filed with the Department of Labor (the “DOL”) pursuant to DOL Reg. § 2520.104-23, if any;

(vi) the most recent summary plan description and all summaries of material modifications thereto;

(vii) the trust agreement, group annuity contract or other funding agreement and any stop-loss policy;

(viii) the most recent annual Form 990 and 1041 reports filed with the IRS;

(ix) the most recent financial statement;

(x) the most recent determination letter (or equivalent) received from the IRS, if any; and

(xi) any agreement pursuant to which Company is obligated to indemnify any Person.

(c) As of the Effective Time, all contributions and other payments required to have been made by the Company or any entity (whether or not incorporated) that is treated as a single

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employer with the Company under Section 414 of the Code (a “Company ERISA Affiliate”) with respect to any Company Benefit Plan (or to any person pursuant to the terms thereof) will have been timely made except for any contributions withheld form employees’ compensation with respect to which the actual deposit of such contribution is not reasonably possible by such time. An estimate of all such contributions has been provided by the Company to Parent. All other amounts properly accrued through the date of the Interim Financial Statements have been reflected therein.

(d) The Company does not maintain any plan that is intended to be “qualified” within the meaning of Section 401(a) of the Code except for the Company 401(k) Plan. The Company 401(k) Plan has received a favorable determination letter from the IRS (or opinion letter providing equivalent reliance) with respect to the current terms of such plan except for (i) the adoption of model amendments published by the IRS, (ii) amendments furnished and required by the prototype vendor of the Company 401(k) Plan, and (iii) any amendment the applicable remedial period for which has not ended prior to the Effective Time and with respect to which a good faith amendment has been adopted if necessary to assure the continued availability of such remedial amendment period. Except as disclosed in Section 4.11(d) of the Company Disclosure Schedule, no event or condition exists or to the Company’s Knowledge, has occurred that could cause the IRS to disqualify the Company 401(k) Plan. With respect to each Company Benefit Plan, the Company and each Company ERISA Affiliate are in compliance in all material respects with, and each Company Benefit Plan and related source of benefit payment is and has been operated in material compliance with, its terms, all applicable laws governing such plan or source, including, without limitation, ERISA, the Code and applicable local law. No Company Benefit Plan is subject to any ongoing audit, investigation, or other administrative proceeding of the IRS, the DOL, or any other Governmental Body or has received notification of an intention by such agency to commence such an audit, investigation or proceeding.

(e) Each Company Benefit Plan that is a nonqualified plan of deferred compensation governed by Section 409A of the Code is in compliance with such section and no amendments are required to be made to assure continued compliance prior to December 31, 2006. The Company has filed a statement with the DOL pursuant to DOL Reg. § 2520.104-23 within the time provided by such section and no annual reports or disclosures are required by ERISA with respect to any such plan except as requested by the DOL. No penalty taxes will be owed by a participant in any such plan as a result of the Contemplated Transactions or any other event, action or inaction occurring prior to the Effective Time.

(f) With respect to each Company Benefit Plan, there exists no condition or set of circumstances, to the Knowledge of the Company, that could subject the Company or any Company ERISA Affiliate to any liability arising under the Code, ERISA or any other applicable law (including, without limitation, any liability to or under any such plan or under any indemnity agreement to which the Company or any Company ERISA Affiliate is a party), excluding liability for benefit claims and funding obligations, each payable in the ordinary course. Except as set forth in Section 4.11(f) of the Company Disclosure Schedule, no claim, action or litigation has been made, or to the Knowledge of the Company, commenced or threatened by or against the Company with respect to any Company Benefit Plan (other than routine claims for benefits).

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(g) No Company Benefit Plan that is a “welfare benefit plan” (within the meaning of Section 3(1) of ERISA) provides benefits for any retired or former employees (other than as required under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), or other applicable state or local law that specifically mandates continued health coverage). A complete list of individuals who have elected or who are eligible to elect healthcare continuation coverage under COBRA is set forth in Section 4.11(g) of the Company Disclosure Schedule.

(h) The consummation or announcement of the Contemplated Transactions will not (either alone or in conjunction with another event, including termination of employment) result in (i) any payment (whether of severance pay or otherwise) becoming due from the Company to any Company Beneficiary or to the trustee under any “rabbi trust” or similar arrangement, or (ii) any benefit under any Company Benefit Plan being established or increased, or becoming accelerated, vested or payable, except for the acceleration of vesting of the Company 401(k) Plan as contemplated by such plan.

(i) Neither Company nor any entity that was at any time during the six-year period ending on the date of this Agreement a Company ERISA Affiliate has ever sponsored, maintained, had an obligation to contribute to, contributed to, or had any liability with respect to any plan or program that is or was (i) a multiemployer pension plan (as defined in Section 3(37) of ERISA); (ii) subject to the funding standards of Section 412 of the Code or Section 302 or ERISA; (iii) subject to Title IV of ERISA; (iv) a multiple employer welfare arrangement (as defined in Section 3(40) of ERISA; (v) subject to the funding limitations of Section 419 or 419A of the Code; or (vi) a voluntary employees beneficiary association under Section 501(c)(9) of the Code.

(j) Any of the Company Benefit Plans that is not terminated prior the Effective Time may be terminated at any time by Parent or MergerSub in its sole discretion and without penalty or any additional required funding, except as may be required in the ordinary course of the administration or operation of such Company Benefit Plan.

(k) Section 4.11(k) of the Company Disclosure Schedule sets forth for each employee of the Company, (i) the accrued vacation time and other personal leave allowance of such employee as of the execution date of this Agreement and (ii) the estimated accrued vacation time or personal leave allowance as of the Closing Date (assuming the Closing Date occurs as of September 1, 2006).

4.12 Compliance with Legal Requirements; Governmental Authorizations.

(a) Except as set forth in Section 4.12(a) of the Company Disclosure Schedule:

(i) The Company is, and at all times since July 1, 2000 has been, in full compliance with each Legal Requirement that is or was applicable to it or to the conduct or operation of its business or the ownership or use of any of its assets;

AGREEMENT AND PLAN OF MERGER	PAGE 15

(ii) no event has occurred or circumstance exists that (with or without notice or lapse of time) (A) may constitute or result in a violation by the Company of, or a failure on the part of the Company to comply with, any Legal Requirement, or (B) may give rise to any obligation on the part of the Company to undertake, or to bear all or any portion of the cost of, any remedial action of any nature; and

(iii) The Company has not received, at any time since July 1, 2002, any notice or other communication (whether oral or written) from any Governmental Body or any other Person regarding (A) any actual, alleged, possible, or potential violation of, or failure to comply with, any Legal Requirement, or (B) any actual, alleged, possible, or potential obligation on the part of the Company to undertake, or to bear all or any portion of the cost of, any remedial action of any nature.

(b) Section 4.12(b) of the Company Disclosure Schedule contains a complete and accurate list of each Governmental Authorization that is held by the Company. Each Governmental Authorization listed or required to be listed in Section 4.12(b) of the Company Disclosure Schedule is valid and in full force and effect. Except as set forth in Section 4.12(b) of the Company Disclosure Schedule:

(i) The Company is, and at all times since July 1, 2000 has been, in full compliance with all of the terms and requirements of each Governmental Authorization identified or required to be identified in Section 4.12(b) of the Company Disclosure Schedule;

(ii) No event has occurred or, to the Knowledge of the Company, circumstance exists that may (with or without notice or lapse of time) (A) constitute or result directly or indirectly in a violation of or a failure to comply with any term or requirement of any Governmental Authorization listed or required to be listed in Section 4.12(b) of the Company Disclosure Schedule, or (B) result directly or indirectly in the revocation, withdrawal, suspension, cancellation, or termination of, or any modification to, any Governmental Authorization listed or required to be listed in Section 4.12(b) of the Company Disclosure Schedule;

(iii) The Company has not received, at any time since July 1, 2002, any notice or other communication (whether oral or written) from any Governmental Body or any other Person regarding (A) any actual, alleged, possible, or potential violation of or failure to comply with any term or requirement of any Governmental Authorization, or (B) any actual, proposed, possible, or potential revocation, withdrawal, suspension, cancellation, termination of, or modification to any Governmental Authorization; and

(iv) all applications required to have been filed for the renewal of the Governmental Authorizations listed or required to be listed in Section 4.12(b) of the Company Disclosure Schedule have been duly filed on a timely basis with the appropriate Governmental Bodies, and all other filings required to have been made with respect to such Governmental Authorizations have been duly made on a timely basis with the appropriate Governmental Bodies.

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The Governmental Authorizations listed in Section 4.12(b) of the Company Disclosure Schedule collectively constitute all of the Governmental Authorizations necessary to permit the Company to lawfully conduct and operate its business in the manner it currently conducts and operates such business and to permit the Company to own and use its assets in the manner in which it currently owns and uses such assets.

4.13 Legal Proceedings; Orders.

(a) Except as set forth in Section 4.13(a) of the Company Disclosure Schedule, there is no pending Proceeding:

(i) that has been commenced by or against the Company or that otherwise relates to or may materially affect the business of, or any of the assets owned or used by, the Company; or

(ii) that challenges, or that may have the effect of preventing, delaying, making illegal, or otherwise interfering with, any of the Contemplated Transactions.

To the Knowledge of the Shareholders and the Company, (1) no such Proceeding has been Threatened, and (2) no event has occurred or circumstance exists that may give rise to or serve as a basis for the commencement of any such Proceeding. The Company has delivered to Parent copies of all pleadings, correspondence, and other documents relating to each Proceeding listed in Section 4.13(a) of the Company Disclosure Schedule. The Proceedings listed in Section 4.13(a) of the Company Disclosure Schedule will not have a Material Adverse Effect on the business, operations, assets, condition, or prospects of the Company.

(b) Except as set forth in Section 4.13(b) of the Company Disclosure Schedule:

(i) there is no Order to which the Company, or any of the assets owned or used by the Company, is subject;

(ii) no Shareholder is subject to any Order that relates directly to the business of, or any of the assets owned or used by, the Company; and

(iii) to the Knowledge of the Shareholders and the Company, no officer, director, agent, or employee of the Company is subject to any Order that prohibits such officer, director, agent, or employee from engaging in or continuing any conduct, activity, or practice relating to the business of the Company.

(c) Except as set forth in Section 4.13(c) of the Company Disclosure Schedule:

(i) The Company is, and at all times since July 1, 2000 has been, in full compliance with all of the terms and requirements of each Order to which it, or any of the assets owned or used by it, is or has been subject;

AGREEMENT AND PLAN OF MERGER	PAGE 17

(ii) no event has occurred or circumstance exists that may constitute or result in (with or without notice or lapse of time) a violation of or failure to comply with any term or requirement of any Order to which the Company, or any of the assets owned or used by the Company, is subject; and

(iii) The Company has not received, at any time since July 1, 2002, any notice or other communication (whether oral or written) from any Governmental Body or any other Person regarding any actual, alleged, possible, or potential violation of, or failure to comply with, any term or requirement of any Order to which the Company, or any of the assets owned or used by the Company, is or has been subject.

4.14 Absence of Certain Changes and Events. Except as set forth in Section 4.14 of the Company Disclosure Schedule, since the date of the 2005 Financial Statements, the Company has conducted its business only in the Ordinary Course of Business and there has not been any:

(a) change in the Company’s authorized or issued capital stock; grant of any stock option or right to purchase shares of capital stock of the Company; issuance of any security convertible into such capital stock; grant of any registration rights; purchase, redemption, retirement, or other acquisition by the Company of any shares of any such capital stock; or declaration or payment of any dividend or other distribution or payment in respect of shares of capital stock;

(b) amendment to the Organizational Documents of the Company;

(c) payment or increase by the Company of any bonuses, salaries, or other compensation to any stockholder, director, officer, or (except in the Ordinary Course of Business) employee or entry into any employment, severance, or similar Contract with any director, officer, or employee;

(d) adoption of, or increase in the payments to or benefits under, any profit sharing, bonus, deferred compensation, savings, insurance, pension, retirement, or other employee benefit plan for or with any employees of the Company;

(e) damage to or destruction or loss of any asset or property of the Company, whether or not covered by insurance, materially and adversely affecting the properties, assets, business, financial condition, or prospects of the Company;

(f) apart from sales or licenses to the Company’s customers in the Ordinary Course of Business, entry into, termination of, or receipt of notice of termination of (i) any license, distributorship, dealer, sales representative, joint venture, credit, or similar agreement, or (ii) any Contract or transaction involving a total remaining commitment by or to the Company of at least $20,000;

(g) sale (other than sales of inventory in the Ordinary Course of Business), lease, or other disposition of any asset or property of the Company, including any of the Intellectual Property Assets, or mortgage, pledge, or imposition of any lien or other Encumbrance on any material asset or property of the Company, including any of the Intellectual Property Assets;

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(h) cancellation or waiver of any claims or rights with a value to the Company in excess of $20,000;

(i) material change in the accounting methods used by the Company; or

(j) agreement, whether oral or written, by the Company to do any of the foregoing.

4.15 Contracts; No Defaults.

(a) Section 4.15(a) of the Company Disclosure Schedule contains a complete and accurate list, and the Company has delivered to Parent true and complete copies, of:

(i) each Applicable Contract that involves performance of services or delivery of goods or materials by the Company of an amount or value in excess of $3,000;

(ii) each Applicable Contract that was not entered into in the Ordinary Course of Business and that involves expenditures or receipts of the Company in excess of $5,000;

(iii) each lease, rental or occupancy agreement, license, installment and conditional sale agreement, and other Applicable Contract affecting the ownership of, leasing of, title to, use of, or any leasehold or other interest in, any real or personal property (except personal property leases and installment and conditional sales agreements having a value per item or aggregate payments of less than $5,000 and with terms of less than one year);

(iv) each licensing agreement or other Applicable Contract with respect to patents, trademarks, copyrights, or other intellectual property, including agreements with current or former employees, consultants, or contractors regarding the appropriation or the non-disclosure of any of the Intellectual Property Assets;

(v) each joint venture, partnership, and other Applicable Contract (however named) involving a sharing of profits, losses, costs, or liabilities by the Company with any other Person;

(vi) each Applicable Contract containing covenants that in any way purport to restrict the business activity of the Company, any Affiliate of the Company or any Shareholder, or limit the freedom of the Company, any Affiliate of the Company or any Shareholder to engage in any line of business or to compete with any Person;

(vii) each Applicable Contract providing for payments to or by any Person based on sales, purchases, or profits, other than direct payments for goods;

(viii) each power of attorney that is currently effective and outstanding;

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(ix) each Applicable Contract entered into other than in the Ordinary Course of Business that contains or provides for an express undertaking by the Company to be responsible for consequential damages;

(x) each Applicable Contract for capital expenditures in excess of $10,000;

(xi) each written warranty, guaranty, and or other similar undertaking with respect to contractual performance extended by the Company other than in the Ordinary Course of Business; and

(xii) each amendment, supplement, and modification (whether oral or written) in respect of any of the foregoing.

Section 4.15 of the Company Disclosure Schedule sets forth reasonably complete details concerning such contracts, including the parties to the contracts and the amount of the remaining commitment of the Company under the contracts.

(b) Except as set forth in Section 4.15(b) of the Company Disclosure Schedule:

(i) No Shareholder (and no Related Person of any Shareholder) has or may acquire any rights under, and no Shareholder has or may become subject to any obligation or liability under, any Contract that relates to the business of, or any of the assets owned or used by, the Company; and

(ii) to the Knowledge of the Company and the Shareholders, no officer, director, agent, employee, consultant, or contractor of the Company is bound by any Contract that purports to limit the ability of such officer, director, agent, employee, consultant, or contractor to (A) engage in or continue any conduct, activity, or practice relating to the business of the Company, or (B) assign to the Company or to any other Person any rights to any invention, improvement, idea or discovery.

(c) Except as set forth in Section 4.15(c) of the Company Disclosure Schedule, and except as may be limited by (i) applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws, now or hereafter in effect, affecting creditor’s rights generally, and (ii) the general equitable principles, regardless of whether asserted in a proceeding in equity or law (collectively the “Bankruptcy and Equitable Exceptions”), each Contract identified or required to be identified in Section 4.15(a) of the Company Disclosure Schedule is in full force and effect and is valid and enforceable in accordance with its terms.

(d) Except as set forth in Section 4.15(d) of the Company Disclosure Schedule:

(i) The Company is, and at all times since July 1, 2002 has been, in compliance with all applicable terms and requirements of each Contract under which the Company has or had any obligation or liability or by which the Company or any of the assets owned or used by the Company is or was bound;

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(ii) to the Company’s Knowledge, each other Person that has or had any obligation or liability under any Contract under which the Company has or had any rights is, and at all times since July 1, 2002 has been, in full compliance with all applicable terms and requirements of such Contract;

(iii) no event has occurred or circumstance exists that (with or without notice or lapse of time) may contravene, conflict with, or result in a violation or breach of, or give the Company or other Person the right to declare a default or exercise any remedy under, or to accelerate the maturity or performance of, or to cancel, terminate, or modify, any Applicable Contract; and

(iv) The Company has not given to or received from any other Person, at any time since July 1, 2002, any notice or other communication (whether oral or written) regarding any actual, alleged, possible, or potential violation or breach of, or default under, any Contract.

(e) There are no renegotiations of, attempts to renegotiate, or outstanding rights to renegotiate any material amounts paid or payable to the Company under current or completed Contracts with any Person and, to the Knowledge of the Shareholders, no such Person has made oral or written demand for such renegotiation.

(f) The Contracts relating to the licensing, sale, design, manufacture, or provision of intellectual property, products or services by the Company have been entered into in the Ordinary Course of Business and have been entered into without the commission of any act alone or in concert with any other Person, or any consideration having been paid or promised, that is or would be in violation of any Legal Requirement.

4.16 Insurance.

(a) The Company has delivered to Parent:

(i) true and complete copies of all policies of insurance to which the Company is a party or under which the Company, or any director of the Company, is or has been covered at any time within the two years preceding the date of this Agreement;

(ii) true and complete copies of all pending applications for policies of insurance; and

(iii) any written statement by the Company’s chief financial officer with regard to the adequacy of such entity’s coverage or of the reserves for claims.

(b) Section 4.16(b) of the Company Disclosure Schedule describes:

(i) any self-insurance arrangement by or affecting the Company, including any reserves established thereunder;

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(ii) any contract or arrangement, other than a policy of insurance, for the transfer or sharing of any risk by the Company; and

(iii) all obligations of the Company to third parties with respect to insurance (including such obligations under leases and service agreements) and identifies the policy under which such coverage is provided.

(c) Section 4.16(c) of the Company Disclosure Schedule sets forth, by year, for the current policy year and each of the two preceding policy years:

(i) a summary of the loss experience under each policy;

(ii) a statement describing each claim under an insurance policy for an amount in excess of $10,000, which sets forth:

(A) the name of the claimant;

(B) a description of the policy by insurer, type of insurance, and period of coverage; and

(C) the amount and a brief description of the claim.

(iii) a statement describing the loss experience for all claims that were self-insured, including the number and aggregate cost of such claims.

(d) Except as set forth on Section 4.16(d) of the Company Disclosure Schedule:

(i) All policies to which the Company is a party or that provide coverage to the Company, any director or officer of the Company or any key employee:

(A) are valid, outstanding, and enforceable, subject to the Bankruptcy and Equitable Exceptions;

(B) are, to the Company’s Knowledge, issued by an insurer that is financially sound and reputable; and

(C) are sufficient for compliance with all Legal Requirements and Contracts to which the Company is a party or by which it is bound;

(ii) The Company has not received (A) any refusal of coverage or any notice that a defense will be afforded with reservation of rights, or (B) any notice of cancellation or any other indication that any insurance policy is no longer in full force or effect or will not be renewed or that the issuer of any policy is not willing or able to perform its obligations thereunder.

(iii) The Company has paid all premiums due, and has otherwise performed all of its obligations, under each policy to which the Company is a party or that provides coverage to the Company or director thereof.

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(iv) The Company has given notice to the insurer of all claims that may be insured thereby.

4.17 Environmental Matters. Except as set forth in Section 4.17 of the Company Disclosure Schedule:

(a) The Company is, and at all times has been, in full compliance with, and has not been and is not in violation of or liable under, any Environmental Law. Neither the Shareholders nor the Company have any basis to expect, nor have any of them or any other Person for whose conduct they are or may be held to be responsible received, any actual or Threatened order, notice, or other communication from (i) any Governmental Body or private citizen acting in the public interest, or (ii) the current or prior owner or operator of any Facilities, of any actual or potential violation or failure to comply with any Environmental Law, or of any actual or Threatened obligation to undertake or bear the cost of any Environmental, Health, and Safety Liabilities with respect to any of the Facilities or any other properties or assets (whether real, personal, or mixed) in which the Company has had an interest, or with respect to any property or Facility at or to which Hazardous Materials were generated, manufactured, refined, transferred, imported, used, or processed by any Shareholder, the Company, or any other Person for whose conduct they are or may be held responsible, or from which Hazardous Materials have been transported, treated, stored, handled, transferred, disposed, recycled, or received.

(b) There are no pending or, to the Knowledge of the Shareholders, Threatened claims, Encumbrances, or other restrictions of any nature, resulting from any Environmental, Health, and Safety Liabilities or arising under or pursuant to any Environmental Law, with respect to or affecting any of the Facilities or any other properties and assets (whether real, personal, or mixed) in which the Company has or had an interest.

(c) No Shareholder has any Knowledge of any basis to expect, nor have any of them or any other Person for whose conduct they are or may be held responsible, received, any citation, directive, inquiry, notice, Order, summons, warning, or other communication that relates to Hazardous Activity, Hazardous Materials, or any alleged, actual, or potential violation or failure to comply with any Environmental Law, or of any alleged, actual, or potential obligation to undertake or bear the cost of any Environmental, Health, and Safety Liabilities with respect to any of the Facilities or any other properties or assets (whether real, personal, or mixed) in which the Company had an interest, or with respect to any property or facility to which Hazardous Materials generated, manufactured, refined, transferred, imported, used, or processed by the Company, or any other Person for whose conduct they are or may be held responsible, have been transported, treated, stored, handled, transferred, disposed, recycled, or received.

(d) Neither the Company nor any other Person for whose conduct the Company is or may be held responsible, has any Environmental, Health, and Safety Liabilities with respect to the Facilities or, to the Knowledge of the Shareholders, with respect to any other properties and assets (whether real, personal, or mixed) in which the Company (or any predecessor), has or had an interest.

(e) There are no Hazardous Materials present on or in the Environment at the Facilities. Neither the Company nor, to the Knowledge of the Shareholders, any other Person, has permitted

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or conducted, or is aware of, any Hazardous Activity conducted with respect to the Facilities or any other properties or assets (whether real, personal, or mixed) in which the Company has or had an interest.

(f) There has been no Release or, to the Knowledge of Shareholders, Threat of Release, of any Hazardous Materials at or from the Facilities, or from or by any other properties assets (whether real, personal, or mixed) in which the Company has or had an ownership or leasehold interest, during the time the Company held such interest.

(g) The Company has delivered to Parent true and complete copies and results of any reports, studies, analyses, tests, or monitoring possessed or initiated by Shareholders or the Company pertaining to Hazardous Materials or Hazardous Activities in, on, or under the Facilities, or concerning compliance by the Shareholders, the Company, or any other Person for whose conduct they are or may be held responsible, with Environmental Laws.

4.18	Employees.

(a) Section 4.18(a) of the Company Disclosure Schedule contains a complete and accurate list, as of the date hereof, of the following information for each employee and director of the Company, including each employee on leave of absence or layoff status: name; job title; current compensation paid or payable; scheduled or agreed-upon pay adjustments, bonuses or paid time off; vacation accrued; and service credited for purposes of vesting and eligibility to participate under any Company Benefit Plan; active or inactive status (the “Company Employees”).

(b) No employee or director of the Company is a party to, or is otherwise bound by, any agreement or arrangement, including any confidentiality, noncompetition, or proprietary rights agreement, between such employee or director and any other Person (“Proprietary Rights Agreement”) that in any way adversely affects or will affect (i) the performance of his or her duties as an employee or director of the Company, or (ii) the ability of the Company to conduct its business, including any Proprietary Rights Agreement with any Shareholder or the Company by any such employee or director. To the Shareholders’ Knowledge, no director, officer, or other key employee of the Company intends to terminate his employment with the Company.

(c) Section 4.18(c) of the Company Disclosure Schedule also contains a complete and accurate list of the following information for each retired employee or director of the Company, or their dependents, receiving benefits or scheduled to receive benefits in the future: name, pension benefit, pension option election, retiree medical insurance coverage, retiree life insurance coverage, and other benefits.

4.19 Labor Relations; Compliance. Since July 1, 2000, the Company has not been nor is a party to any collective bargaining or other labor Contract. Since July 1, 2000, there has not been, there is not presently pending or existing, and to the Shareholders’ Knowledge, there is not Threatened, (a) any strike, slowdown, picketing, work stoppage, or employee grievance process, (b) any Proceeding against or affecting the Company relating to the alleged violation of any Legal Requirement pertaining to labor relations or employment matters, including any charge or complaint filed by an employee or union with the National Labor

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Relations Board, the Equal Employment Opportunity Commission, or any comparable Governmental Body, organizational activity, or other labor or employment dispute against or affecting the Company or its premises, or (c) any application for certification of a collective bargaining agent. To the Company’s Knowledge, no event has occurred or circumstance exists that could provide the basis for any work stoppage or other labor dispute. There is no lockout of any employees by the Company, and no such action is contemplated by the Company. The Company has complied in all material respects with all Legal Requirements relating to employment, equal employment opportunity, nondiscrimination, immigration, wages, hours, benefits, collective bargaining, the payment of social security and similar taxes, occupational safety and health, and plant closing. The Company is not liable for the payment of any compensation, damages, taxes, fines, penalties, or other amounts, however designated, for failure to comply with any of the foregoing Legal Requirements.

4.20	Intellectual Property.

(a) The Company owns, has either good title to or valid and enforceable rights under license or contract, or by operation of law, to use, free and clear of all Encumbrances, all (i) issued patents, patent rights and patent applications, patentable inventions and industrial designs (patent applications include without limitation any provisionals, continuations, continuations-in-part, divisionals, renewals, reissues, and applications for any of the foregoing) (collectively, “Patents”), (ii) trademarks, service marks, trade names, trade dress, Internet domain names, designs, logos, slogans, tag lines and general intangibles of like nature, together with all goodwill, registrations and applications for registration related to the foregoing (collectively, “Trademarks”), (iii) copyrights in all published and unpublished works (including any registrations and applications for registration therefore), including without limitation any written materials useful for design (e.g., logic manuals, flow charts, principles of operation, etc.), and machine readable text or graphic files subject to display or printout (collectively, “Copyrights”), (iv) computer programs, software, object codes, source codes, source listings, operating systems and specifications, data, documentation, manuals, or developments (collectively, “Software”), (v) “mask works” (as defined under 17 U.S.C. § 901) and any registrations and applications for registrations for “mask works” (collectively, “Mask Works”), and (vi) technology, trade secrets and other confidential information, inventions, discoveries, flow charts, diagrams, information, know-how, proprietary processes, designs, formulae, algorithms, models, and methodologies (collectively, “Trade Secrets”), used by the Company or necessary for the conduct of the business of the Company as currently or proposed to be conducted (collectively, the “Company Intellectual Property”).

(b) Section 4.20(b) of the Company Disclosure Schedule sets forth a complete and accurate list (or description) (including all application and registration numbers applicable thereto), as of the date hereof of (i) all United States and foreign (A) Patents, (B) Trademarks, (C) Copyrights, and (D) Mask Works, and (ii) all other Company Intellectual Property, in each case owned by the Company.

(c) All maintenance and renewal fees applicable to the Company Intellectual Property that were due and payable to the applicable Governmental Body on or prior to the date hereof have been paid, and all other necessary actions to maintain the Company Intellectual Property have been taken through the date hereof. Section 4.20(c) of the Company Disclosure Schedule

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sets forth a complete and accurate list of all actions that must be taken by the Parent within ninety (90) days after the date hereof relating to the payment of any fees or the filing of any documents with or to any Governmental Body, necessary to maintain, perfect, or renew any the Company Intellectual Property.

(d) Section 4.20(d) of the Company Disclosure Schedule sets forth a complete and accurate list of all Applicable Contracts (whether oral or written) (A) granting or obtaining any right to use or practice any rights under any Company Intellectual Property, or (B) restricting the Company’s rights to use any Company Intellectual Property, including license agreements, consulting and professional services agreements, development agreements, distribution agreements, settlement agreements, consent to use agreements, and covenants not to sue (collectively, and including any amendments thereto, the “Company License Agreements”). The Company License Agreements are (i) valid and binding obligations of the Company as the case may be, and, to the Knowledge of the Company, each of the other parties thereto and (ii) subject to the Bankruptcy and Equitable Exemptions, enforceable in accordance with their terms. There exists no event or condition Known to the Company, which will result in a violation or breach of, or constitute (with or without due notice of lapse of time or both) a default by the Company or, to the Knowledge of the Company, any party under any such Company License Agreement. The Company has not licensed or sublicensed, nor has any third party acquired, rights in any Company Intellectual Property other than pursuant to the Company License Agreements. True and complete copies of all the Company License Agreements have been made available to Parent.

(e) No royalties, honoraria or other fees are payable by the Company to any third parties for the use of or right to use any Company Intellectual Property except pursuant to the Company License Agreements identified in Section 4.20(e) of the Company Disclosure Schedule.

(f) Except as set forth in Section 4.20(f) of the Company Disclosure Schedule:

(i) The Company is listed in the records of the appropriate United States, state or foreign registry as the sole and current owner of record for each application and registration listed in Section 4.20(b) of the Company Disclosure Schedule;

(ii) To the Knowledge of the Company, each Patent listed in Section 4.20(b) of the Company Disclosure Schedule is valid and enforceable. The Company has complied with its duty of disclosure and candor to the U.S. Patent and Trademark Office and the counter-part foreign patent office regarding each of such Patents;

(iii) None of the Software listed in Section 4.20(b) of the Company Disclosure Schedule includes any software considered free ware, share ware or open source software or is subject to license under any version of the GNU/General Public License or other open source software license that places restrictions on its reuse, redistribution or disclosure and the Company has sufficient documentation and other information relating to such Software as is necessary for the Company to use such Software for the purposes for which it is intended;

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(iv) To the Knowledge of the Company, none of the domain names used by the Company infringes or conflicts with any trademarks or other rights of any third party. The Company has not obtained any right or interest to any such domain names in violation of any law, including the Anticybersquatting Consumer Protection Act;

(v) Each registered Copyright and Trademark owned by the Company and, to the Knowledge of the Company, each registered Copyright and Trademark not owned but used by the Company, is in full force and effect, and has not been canceled, expired, or abandoned, and to the Knowledge of the Company, is valid and enforceable. Each unregistered Copyright and Trademark owned by the Company and, each unregistered Copyright and Trademark not owned but used by the Company, is in use, and has not been abandoned;

(vi) There has never been any governmental inquiry, claim, suit, arbitration or other adversarial proceeding before any Governmental Body or otherwise in any jurisdiction, nor, to the Knowledge of the Company, is there threatened or any valid basis for any such governmental inquiry, claim, suit, arbitration or other adversarial proceeding, (A) involving the Company Intellectual Property owned by the Company or the Company Intellectual Property licensed to the Company, or (B) alleging that the activities or the conduct of the Company business or any of the Company Intellectual Property does or will infringe upon, violate or constitute the unauthorized use of the intellectual property rights of any third party, or challenging the ownership, use, validity, enforceability or registrability of any Company Intellectual Property. There are no settlements, forbearances to sue, consents, judgments, orders or similar obligations other than the Company License Agreements to which the Company or any of its directors or executive officers is subject or a party or the existence of which the Company or any of its directors or executive officers is otherwise aware which (1) restrict the Company’s rights to use any Company Intellectual Property, (2) restrict the Company’s business in order to accommodate a third party’s intellectual property rights, or (3) permit any third party to use any Company Intellectual Property;

(vii) To the Knowledge of the Company, neither the conduct of the Company’s business as currently conducted or planned to be conducted nor any of the Company Intellectual Property infringes (either directly or indirectly, such as through contributory infringement or inducement to infringe) or conflicts with, and the Company has not received any notice of alleged or actual infringement of, any license, Patent, Trademark, Copyright, Mask Works or other intellectual property rights owned or controlled by any third party claiming protection of such intellectual property rights under laws of the United States or, to the Knowledge of the Company, under the laws of any jurisdiction outside of the United States. To the Knowledge of the Company, no third party is misappropriating, infringing, diluting or violating any the Company Intellectual Property, and no claim, suit, arbitration or other adversarial proceeding alleging any such misappropriation, infringement, dilution or violation has ever been brought against any third party by the Company nor has the Company ever threatened any such claim against any third party;

(viii) The Company takes reasonable measures to protect the confidentiality of its Trade Secrets. To the Knowledge of the Company, no Trade Secrets have been disclosed or authorized to be disclosed to any third party other than pursuant to a non-disclosure agreement that fully protects the proprietary interests of the Company to such Trade Secrets. To the Knowledge of the Company, no party to any non-disclosure agreement relating to the Company’s Trade Secrets is in breach or default thereof;

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(ix) No current or former partner, director, officer, or employee of the Company, or any of their respective Affiliates (other than the Company), has any ownership, royalty or other right to or interest in any of the Company Intellectual Property, or in the event any such right or interest has existed, each such person owning such right or having such interest has, or will have, after giving effect to each of the transactions contemplated herein, irrevocably released or assigned to the Company all such rights or interests. Any Company Intellectual Property that has been created by an independent contractor or other third party for the Company is the subject of a proper written assignment or work made for hire agreement indicating that the Company is the owner of such intellectual property and the rights thereof. The Company has written agreements with its past and present employees requiring such employees to assign all such intellectual property rights to the Company, as necessary to protect the Company’s ownership interest in all of the Company Intellectual Property, developed using the Company’s resources or on the Company’s time. All such agreements with any contractor or other third party or past or present employee accord and convey to the Company full, effective, exclusive and original ownership of all tangible and intangible property thereby arising;

(x) There are no restrictions on the direct or indirect transfer of any contract or other agreement, or any interest therein, held by the Company in respect of any of the Company Intellectual Property. The consummation of the Contemplated Transactions will not conflict with, alter or impair any such rights in respect of any of the Company Intellectual Property, and will not result in the loss or impairment of the Company’s rights to own or use any of the Company Intellectual Property, nor will it require the consent of any Governmental Authority or third party in respect of any such Company Intellectual Property.

(xi) The Company has provided software to RFM for its evaluation that contains exclusively Software used by the Company and offered to its customers. Section 4.20(f) of the Company Disclosure Schedule includes a description of all warranty claims made on the Software by the Company’s customers in the last three years and the disposition of each such claim.

4.21 Certain Payments. Since July 1, 2000, neither the Company nor any director, officer, agent, or employee of the Company, or to the Shareholders’ Knowledge, any other Person associated with or acting for or on behalf of the Company, has directly or indirectly (a) made any contribution, gift, bribe, rebate, payoff, influence payment, kickback, or other payment to any Person, private or public, regardless of form, whether in money, property, or services (i) to obtain favorable treatment in securing business, (ii) to pay for favorable treatment for business secured, (iii) to obtain special concessions or for special concessions already obtained, for or in respect of the Company or any Affiliate of the Company, or (iv) in violation of any Legal Requirement, (b) established or maintained any fund or asset that has not been recorded in the books and records of the Company.

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4.22 Disclosure.

(a) No representation or warranty of the Shareholders or the Company in this Agreement and no statement in the Company Disclosure Schedule omits to state a material fact necessary to make the statements herein or therein, in light of the circumstances in which they were made, not misleading.

(b) To the Knowledge of the Shareholders and the officers of the Company, there is no fact that has specific application to the Company (other than general economic or industry conditions) and that Materially Adversely Effects or, as far as the Shareholders can reasonably foresee, materially threatens, the assets, business, prospects, financial condition, or results of operations of the Company that has not been set forth in this Agreement or the Company Disclosure Schedule.

4.23 Relationships with Related Persons. No Shareholder or any Related Person of any Shareholder or of the Company has, or since July 1, 2004, has had, any interest in any property (whether real, personal, or mixed and whether tangible or intangible), used in or pertaining to the Company’s business. No Shareholder or any Related Person of any Shareholder or of the Company is, or since July 1, 2004 has owned (of record or as a beneficial owner) an equity interest or any other financial or profit interest in, a Person that has (i) had business dealings or a material financial interest in any transaction with the Company other than business dealings or transactions conducted in the Ordinary Course of Business with the Company at substantially prevailing market prices and on substantially prevailing market terms, or (ii) engaged in competition with the Company with respect to any line of products or services of the Company (a “Competing Business”) in any market presently served by the Company except for less than one percent of the outstanding capital stock of any Competing Business that is publicly traded on any recognized exchange or in the over-the-counter market. Except as set forth in Section 4.23 of the Company Disclosure Schedule, no Shareholder or any Related Person of any Shareholder or of the Company is a party to any Contract with, or has any claim or right against, the Company.

4.24 Brokers or Finders. The Company has not incurred any obligation or liability, contingent or otherwise, for brokerage or finders’ fees or agents’ commissions or other similar payment in connection with this Agreement. All such obligations incurred by the Shareholders are described in Section 4.24 of the Company Disclosure Schedule.

4.25 Sufficiency of Assets. Except for the Excluded Assets, the Acquired Assets (a) constitute all of the assets, tangible and intangible, of any nature whatsoever, necessary to operate the Company’s business in the manner operated by the Company immediately prior to the Effective Time and (b) include all of the operating assets of the Company.

4.26 Solvency.

(a) The Company is not now insolvent and will not be rendered insolvent by any of the Contemplated Transactions. As used in this section, “insolvent” means that the sum of the debts and other probable Liabilities of the Company exceeds the present fair saleable value of the Company’s assets.

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(b) Immediately after giving effect to the consummation of the Contemplated Transactions: (i) the Company will be able to pay its Liabilities which are not Assumed Liabilities as they become due in the usual course of its business; (ii) the Company will not have unreasonably small capital with which to conduct its present or proposed business; (iii) the Company will have assets (calculated at fair market value) that exceed its Liabilities; and (iv) taking into account all pending and threatened litigation, final judgments against the Company in actions for money damages that are not reasonably anticipated to be rendered at a time when, or in amounts such that, the Company will be unable to satisfy any such judgments promptly in accordance with their terms (taking into account the maximum probable amount of such judgments in any such actions and the earliest reasonable time at which such judgments might be rendered) as well as all other obligations of the Company. The cash available to the Company, after taking into account all other anticipated uses of the cash, will be sufficient to pay all such debts and judgments promptly in accordance with their terms.

ARTICLE V

Covenants

5.1 Continued Employment; Post-Closing Compensation and Benefits.

(a) At the Effective Time, each of the Company Employees will become employed by Parent on terms mutually agreed upon between Parent and each Company Employee, unless the employee resigns or otherwise declines employment. Any Company Employee who is on an authorized leave of absence under the Company’s established policies shall not be required to resume active employment until the expiration of such leave. Any Company Employee who has been granted current or future leaves of absence, vacation or other work hour concessions, as specifically set forth on Exhibit 5.1(a), will be granted such leave, vacation or concession by Parent. Except as provided in paragraph (b), nothing in this Agreement obligates Parent or MergerSub to continue to employ any Company Employees after the Closing or in any way requires that any of the Company Employees be considered otherwise than as employees-at-will who may be terminated at any time without cause or notice, except as otherwise provided by any applicable Legal Requirements. Parent may require any or all of the Company Employees to enter into agreements acknowledging that they will be subject to Parent’s personnel policies from and after the Effective Time and acknowledging receipt of a copy of those policies. Nothing in this Agreement shall be construed to entitle any Company Employee to severance or similar payments from the Company or under any Company Benefit Plan.

(b) Parent agrees to offer employment to be effective as of the Effective Date, to the key employees identified on Exhibit 5.1(b)(i) upon terms mutually agreeable to them. The terms of all such offers shall include Parent’s customary requirements for confidentiality, noncompetition, adherence to Parent’s personnel policies and termination for cause, and Bill Caver and the Parent will enter into and deliver on the Execution Date, a mutually agreeable written employment agreement substantially in the form of Exhibit 5.1(b) (the “Executive Employment Agreement”). On the Execution Date, Parent shall also require that each Shareholder execute and deliver an agreement not to compete with Parent and MergerSub for a period of three (3) years following the Effective Time, substantially in the form of Exhibit 5.1(b)(ii). The execution and delivery of such agreements is a condition to the transactions contemplated by this Agreement.

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(c) Parent will provide or cause MergerSub to provide the Company Employees with salaries and wage levels that are within the salary and wage ranges established by Parent for similarly situated employees of Parent and its affiliates, as specifically set forth in Exhibit 5.1(c).

(d) Effective from and after the Effective Time, Parent shall provide or cause MergerSub to provide Company Employees benefits that are at levels consistent with those provided to similarly situated employees of Parent or its affiliates. Without limiting the foregoing, each Company Employee shall be eligible to participate in Parent’s 401(k) Plan beginning not later than the first payroll period commencing at least thirty (30) days after the Effective Time and will receive full credit for eligibility and vesting purposes for any years of service completed with Company to the same extent such service was recognized under the corresponding plan of the Company immediately prior to the Effective Time.

(e) Each Company Employee will be eligible to participate in Parent’s group health plan beginning with the first payroll period commencing after the Effective Time. Parent shall cause its group medical plan to credit Company Employees with deductibles incurred under Company’s group medical plan for the year of transfer and shall cause its medical plan to waive any otherwise applicable eligibility requirements, waiting period, or pre-existing condition limitations except to the extent that such limitations applied under Company’s group medical plan and had not been satisfied as of the Effective Time. With regard to any other benefit plan or program now maintained or hereafter adopted by Parent, Company Employees will receive credit for service on the same basis as other, similarly situated employees of Parent, subject, however to any requirements imposed by any insurance carriers or other third parties; provided, however, that nothing in this Agreement shall require Parent to credit for service with the Company under any long term disability plan of Parent or to grant benefit accrual service under a defined benefit plan to any Company Employee.

(f) Parent shall treat each Company Employee’s service with Company as service with Parent in determining the number of vacation days or other leave allowance to which each Company Employee is entitled under the policies of Parent and in determining eligibility or entitlement to any other fringe benefit or perquisite of employment to the extent based on seniority, subject to any limitations applied generally to Parent’s employees.

(g) Each Shareholder who is or becomes an employee of Company or Parent agrees to cooperate fully in bringing the Company into compliance as soon as practicable with all Parent policies.

5.2 Cooperation in Litigation. In the event and for so long as any party is actively contesting or defending against any action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand in connection with any matter arising from any event or circumstance occurring on or prior to the Closing Date involving the Company, any of the Acquired Assets or Assumed Liabilities, the other parties will cooperate with it and its counsel in the contest or defense, make available any personnel, and provide such testimony and access to their books and records as shall be necessary in connection with the contest or defense, all at the sole cost and expense of the contesting or defending party (unless the contesting or defending party is entitled to indemnification therefor under Section 8.2 or 8.5 herein); provided, however that this Section 5.2 will not have any application to disputes between Parent and MergerSub, on one hand, and the Company or any of the Shareholders, on the other hand.

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5.3 Cooperation on Tax Matters. The parties to this Agreement shall cooperate fully, as and to the extent reasonably requested by the other party in connection with the filing of Tax Returns and any audit, litigation or other proceeding with respect to Taxes. MergerSub shall make available to the Company and its representatives all information and employees reasonably deemed necessary or desirable by the Company in preparing its Tax Returns and financial statements and conducting any audits in connection therewith and asserting or defending any claims all at the Company’ expense. The Company shall make available to MergerSub and its representatives all information and employees as reasonably deemed necessary or desirable by MergerSub in preparing its Tax Returns and financial statements and conducting any audits in connection therewith and asserting or defending any claims all at MergerSub’s expense.

5.4 Further Assurances. At the Closing and from time to time after the Closing: (i) the Company and the Shareholders, at the reasonable request of MergerSub, and without further consideration, shall promptly execute and deliver to MergerSub such certificates and other instruments of sale, conveyance, assignment and transfer, and take such other action as may reasonably be requested by MergerSub to more effectively sell, convey, assign and transfer to and vest in MergerSub or to put MergerSub in possession of the Acquired Assets; and (ii) MergerSub and Parent, at the request of the Company, and without further consideration, shall promptly execute and deliver to the Company such documents, certificates and other instruments of assumption, and take such other action as may reasonably be requested by the Company to more effectively confirm and carry out the sale of the Acquired Assets to MergerSub and the assumption by MergerSub of the Assumed Liabilities.

5.5 Payment of Excluded Liabilities. The Company shall pay, or make adequate provision for the payment, in full all of the Excluded Liabilities of the Company under this Agreement when due. If any such Excluded Liabilities are not so paid or provided for, or if Parent reasonably determines that failure to make any payments will impair Parent’s use or enjoyment of the Acquired Assets or conduct of the business previously conducted by the Company with the Acquired Assets, Parent may, at any time after the Closing Date, elect to make all such payments directly (but shall have no obligation to do so) and set-off and deduct the full amount of all such payments from the Note and/or the Earn Out; provided, however, that Parent must first deliver a notice to the Company describing in reasonable detail the nature of the Excluded Liability, and that the Company have a period of at least ten (10) days following receipt of the notice to directly dispute or satisfy the claim described in the notice.

5.6 Restrictions on the Company’s Dissolution and Distributions. The Company shall not dissolve until the later of: (a) the Company’s payment, or adequate provision for the payment, of all of its obligations pursuant to Section 5.5 or (b) the lapse of more than one (1) year after the Closing Date.

5.7 Customer and Other Business Relationships. After the Closing, the Company and the Shareholders will cooperate with Parent in its efforts to continue and maintain for the benefit of Parent those business relationships of the Company existing prior to the Closing and relating to the business to be operated by MergerSub after the Closing, including relationships

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with lessors, employees, regulatory authorities, licensors, customers, contractors, suppliers and others, and the Company will satisfy the Excluded Liabilities in a manner that is not detrimental to any of such relationships. The Company will refer to Parent all inquiries relating to such business. None of the Company, the Shareholders, or any of its officers, employees, or agents shall take any action that would tend to diminish the value of the Acquired Assets after the Closing or that would interfere with the business of MergerSub to be engaged in after the Closing, including disparaging the name or business of the Company or MergerSub.

5.8 Retention of and Access to Records. After the Closing Date, Parent shall retain for a period consistent with Parent’s record-retention policies and practices, but in no event less than 5 years, those documents, data and records of the Company delivered to Parent. Parent also shall provide the Company and Shareholders and their Representatives reasonable access thereto, during normal business hours and on at least three days’ prior written notice, to enable them to prepare financial statements or tax returns or deal with tax audits or other disputes or inquires. After the Closing Date, the Company shall provide Parent and its Representatives reasonable access to records that are Excluded Assets, during normal business hours and on at least three days’ prior written notice, for any reasonable business purpose specified by Parent in such notice.

5.9 Receipts by the Company. The Company agrees to hold in trust, for the benefit of MergerSub or Parent, all monies, cash, checks or other funds, in whatever form, paid or payable to the Company and received by the Company in respect of any Accounts Receivable, credits, refunds or other monies due or owing to the Company before or after the Closing Date, and to endorse same to MergerSub as necessary and appropriate and to deliver such funds to MergerSub as soon as reasonably practicable, but no later than 10 business days after receipt thereof.

5.10 Accounts Receivable. Parent and MergerSub agree to use their commercially reasonable efforts to diligently pursue and collect each overdue Account Receivable, including but not limited to filing lawsuits for recovery of the Account Receivables and pursuing other collection remedies as are typical for similarly situated businesses. In the event that despite Parent and MergerSub’s diligent collection efforts, any Account Receivable remains uncollected as of August 31, 2007, and the aggregate amount of such uncollected Accounts Receivable exceeds the reserve amount set forth in the Interim Financial Statements, and results in an indemnification claim against the Company or the Shareholders pursuant to Section 8.7, then the uncollected Account Receivable will be deemed to be assigned to the Company (or the Shareholders if the Company is then dissolved), and the Parent and MergerSub will execute and deliver any documents reasonably requested by the Company or the Shareholders to evidence such Accounts Receivable assignment. If the Company or any Shareholder makes any indemnification payment to Parent or MergerSub, whether directly or by set-off, as a result of any uncollectible Account Receivable and payment on such Account Receivable is subsequently received by Parent or MergerSub, then Parent or MergerSub, as the case may be, must promptly deliver to the Company or the Shareholder, all of the proceeds of such payment of the Account Receivable.

5.11 Release of Guarantees. Parent will use all reasonable efforts to cause each third party to release any Shareholder or other guarantor from their guarantee of indebtedness owed to such third parties that relate directly to the Acquired Assets or operation of the Company’s business after the Effective Time, if any.

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5.12 Conduct of Business of the Company. During the period from the Execution Date to the Effective Time, unless Parent shall otherwise consent in writing and except as otherwise expressly contemplated or permitted by this Agreement, the Company will, to the extent permitted by this Agreement, operate its business solely in the ordinary course, consistent with past practice and in good faith with the goal of preserving intact its assets and current business organizations, keeping available the services of its current officers and employees, maintaining the Applicable Contracts and preserving its relationships with customers, suppliers, creditors, brokers, agents and others with whom it has business dealings. Without limiting the generality of the foregoing, and except as otherwise expressly contemplated by this Agreement, or as agreed to in writing by Parent, the Company agrees that:

(a) The Company shall not issue, sell or grant any shares of capital stock of any class, or any securities or rights convertible into, exchangeable for, or evidencing the right to subscribe for any shares of capital stock, or any rights, warrants, options, calls, commitments or any other agreements of any character to purchase or acquire any shares of capital stock or any securities or rights convertible into, exchangeable for, or evidencing the right to subscribe for, any shares of capital stock or any other securities in respect of, in lieu of, or in substitution for, shares outstanding on the date hereof.

(b) The Company shall not (i) split, combine, subdivide or reclassify any shares of its capital stock or (ii) declare, set aside for payment or pay any dividend, or make any other distribution in respect of, any of its capital stock, or redeem or repurchase any of its capital stock or any outstanding options, warrants or rights of any kind to acquire any shares of, or any outstanding securities that are convertible into or exchangeable for any shares of its capital stock, except for repurchases of unvested shares in connection with the termination of a relationship with any employee, consultant or director pursuant to stock option or purchase agreements in effect on the date hereof or approved by Parent.

(c) The Company shall not adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization.

(d) The Company shall not adopt any amendments to its articles of incorporation or bylaws or alter through merger, liquidation, reorganization, restructuring or in any other fashion its corporate structure or ownership.

(e) The Company shall not, (i) incur any additional indebtedness for money borrowed except in the Ordinary Course of Business or guarantee any such indebtedness of another Person, (ii) enter into any “keep well” or other agreement to maintain any financial condition of another Person, or (iii) enter into any arrangement having the economic effect of any of the foregoing.

(f) The Company shall not acquire or agree to acquire by merging or consolidating with, or by purchasing a substantial portion of the assets of, or by any other manner, (i) any business or any corporation, limited liability company, partnership, joint venture, association or other business organization or division thereof or (ii) any assets that, individually or in the aggregate, are material to the Company except in the ordinary course of business consistent with past practice.

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(g) Except in the Ordinary Course of Business, the Company shall not sell, lease, license or otherwise encumber or subject to any Lien or otherwise dispose of any of the properties or assets of the Company that, individually or in the aggregate, are material to the Company.

(h) Except in the Ordinary Course of Business, the Company shall not (i) enter into any Contract in excess of Ten Thousand Dollars ($10,000) individually or in the aggregate, other than orders with suppliers and contract manufacturers in the ordinary course, or (ii) modify, amend or transfer in any respect or terminate any Applicable Contract or waive, release or assign any rights or claims thereunder other than in the ordinary course.

(i) The Company shall not (i) adopt or amend (except as may be required by Law) any bonus, profit sharing, compensation, stock option, pension, retirement, deferred compensation, employment or other employee benefit plan, agreement, trust, fund or other arrangement (including any the Company Benefit Plan) for the benefit or welfare of any employee, officer, director or service provider or former employee, officer, director or service provider, (ii) increase the compensation or fringe benefits of any such individuals of the Company, (iii) except as provided in an existing the Company Benefit Plan, increase the compensation or fringe benefits of any such individuals or pay any benefit not required by any existing plan, arrangement or agreement, or (iv) enter into any Contract with any Affiliate of the Company.

(j) The Company shall not make any change to its accounting methods, principles or practices, except as may be required by GAAP.

(k) The Company shall not create, incur or assume any Lien on any of its assets.

(l) The Company shall not settle any litigation or waive, assign or release any rights or claims except in either case (i) in the ordinary course of business and (ii) for any such settlement which (x) would not impose either restrictions on the conduct of the business of the Company or (y) for litigation items settled for money, involve in the aggregate in excess of Ten Thousand Dollars ($10,000) in cost to the Company. The Company shall not pay, discharge or satisfy any liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), except in the Ordinary Course of Business or in accordance with their terms.

(m) The Company shall not make or rescind any material express or deemed election relating to Taxes, settle or compromise any material claim, action, suit, litigation, proceeding, arbitration, investigation, audit or controversy relating to Taxes, or make any material change to any of its methods of reporting income or deductions for federal income tax purposes from those employed in the preparation of its latest federal income tax return, except as may be required by applicable Law.

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(n) The Company shall not commence any material research and development project or terminate any material research and development project that is currently ongoing, in either case, except pursuant to the terms of existing Applicable Contracts.

(o) Except in the Ordinary Course of Business and consistent with past practices, the Company shall not incur any other liabilities.

(p) The Company shall not authorize, recommend, propose or announce an intention to take, or agree in writing or otherwise to take, or cause or assist any affiliate, director, officer, employee, agent, consultant or other third party in taking or otherwise agreeing to take, any of the actions described in Sections 5.1(a) through 5.1(o) or any action which would make any of the representations or warranties of the Company contained in this Agreement untrue or incorrect.

(q) The Company shall use commercially reasonable efforts to maintain in full force and effect all self-insurance or insurance, as the case may be, currently in effect.

5.13 Purchase Price Allocation. The parties acknowledge and agree that the Merger Consideration (together with the liabilities of the Company assumed by MergerSub) shall be allocated among the Acquired Assets in accordance with Section 1060 of the Code and the Treasury Regulations thereunder (and any similar provision of state, local or foreign law, as appropriate) (the “Allocation”). After the Closing, the parties will act in good faith and reasonably cooperate with each other for a period of 30 days to agree on an Allocation within a reasonably sufficient period of time so that such Allocation can be included as part of their respective Tax Returns. The parties shall report the transactions contemplated hereby on all Tax Returns, including, but not limited to Form 8594, in a manner consistent with the Allocation.

ARTICLE VI

Conditions Precedent to Parent’s and MergerSub’s Obligation to Close

Parent’s and MergerSub’s obligation to consummate the Divisive Merger and to take the other actions required to be taken by Parent and MergerSub at the Closing are subject to the satisfaction, at or prior to the Closing, of each of the following conditions (any of which may be waived by Parent or MergerSub, in whole or in part):

6.1 Accuracy of Representations.

(a) All of the Company’s and the Shareholders’ representations and warranties in this Agreement (considered collectively), and each of these representations and warranties (considered individually) must be accurate in all material respects as of the Closing Date.

(b) Each of the Company’s and the Shareholders’ representations and warranties in Sections 4.3, 4.10, and 4.22 must be accurate in all respects as of the Closing Date.

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6.2 Performance of Covenants and Obligations. All of the covenants and obligations that the Shareholders or the Company are required to perform or to comply with pursuant to this Agreement at or prior to the Closing (considered collectively), and each of these covenants and obligations (considered individually), must have been duly performed and complied with in all material respects prior to or by the Closing Date.

6.3 Delivery of Documents. The following documents or instruments shall have been executed by the Shareholders, the Company or other persons, as applicable, and delivered to Parent and MergerSub (collectively, the “Shareholder Closing Documents”):

(a) this Agreement;

(b) Articles of Merger, in the form of Exhibit 1.1;

(c) Non-Competition Agreements, in the form of Exhibit 5.1(b)(ii) and the Executive Employment Agreement in the form of Exhibit 5.1(b);

(d) an opinion of Munsch Hardt Kopf & Harr, P.C., dated the Closing Date, in the form of Exhibit 6.3(d);

(e) an Earn Out Agreement, in the form of Exhibit 2.0(c); and

(f) such other documents as Parent may reasonably request for the purpose of (i) evidencing the accuracy of any of Shareholders’ or the Company’s representations and warranties, (ii) evidencing the performance by any Shareholder or the Company of, or the compliance by any Shareholder or the Company with, any covenant or obligation required to be performed or complied with by such Shareholder or the Company, (iii) evidencing the satisfaction of any condition referred to in this Article VI, or (iv) otherwise facilitating the consummation or performance of any of the Contemplated Transactions.

6.4 Consents. Each of the Consents (in a form acceptable to Parent) identified in Section 4.2(c) of the Company Disclosure Schedule, must have been obtained and must be in full force and effect.

6.5 No Proceedings. There must not be commenced or Threatened against Parent or MergerSub, or against any Person affiliated with Parent, any Proceeding (a) involving any challenge to, or seeking damages or other relief in connection with, any of the Contemplated Transactions, or (b) that may have the effect of preventing, delaying, making illegal, or otherwise interfering with any of the Contemplated Transactions.

6.6 No Prohibition. Neither the consummation nor the performance of any of the Contemplated Transactions will, directly or indirectly (with or without notice or lapse of time), materially contravene, or conflict with, or result in a material violation of, or cause Parent or MergerSub or any Person affiliated with Parent to suffer any material adverse consequence under, (a) any applicable Legal Requirement or Order, or (b) any Legal Requirement or Order that has been published, introduced, or otherwise proposed by or before any Governmental Body.

AGREEMENT AND PLAN OF MERGER	PAGE 37

6.7 Corporate Action. All corporate and shareholder action necessary to authorize the execution, delivery and performance of this Agreement and consummation of the Contemplated Transactions by the Company and the Shareholders shall have been duly authorized and validly taken.

6.8 No Material Adverse Change. No change shall have occurred or circumstance shall exist, that (either individually, or in combination with any other events or circumstances) could reasonably be expected to have a Material Adverse Effect on the business, operations, financial condition or prospects of the Company.

6.9 No Dissenting Shareholders. No Shareholder of the Company shall have taken any action to exercise his or her dissenter’s rights under the TBCA.

ARTICLE VII

Conditions Precedent to Shareholders’ and the Company’s Obligation to Close

The Shareholders’ and the Company’s obligation to consummate the Divisive Merger and to take the other actions required to be taken by the Shareholders and the Company at the Closing is subject to the satisfaction, at or prior to the Closing, of each of the following conditions (any of which may be waived by the Shareholders or the Company, in whole or in part):

7.1 Accuracy of Representations. All of Parent’s and MergerSub’s representations and warranties in this Agreement (considered collectively), and each of these representations and warranties (considered individually), must be accurate in all material respects as of the Closing Date.

7.2 Performance of Covenants and Obligations. All of the covenants and obligations that Parent or MergerSub are required to perform or to comply with pursuant to this Agreement at or prior to the Closing (considered collectively), and each of these covenants and obligations (considered individually), must have been performed and complied with in all material respects prior to or by the Closing Date.

7.3 Consents. Each of the Consents identified in Section 4.2(c) of the Company Disclosure Schedule must have been obtained and must be in full force and effect.

7.4 Delivery of Documents. The following documents or instruments shall have been executed by Parent and MergerSub, as applicable (the “Acquiror Closing Documents”) and delivered to the Shareholders or the Company:

(a) this Agreement;

(b) Articles of Merger, in the form of Exhibit 1.1;

(c) Non-Competition Agreements, in the form of Exhibit 5.1(b)(ii);

(d) the Executive Employment Agreement described in Section 5.1(b);

AGREEMENT AND PLAN OF MERGER	PAGE 38

(e) an Earn Out Agreement, in the form of Exhibit 2.0(c); and

(f) such other documents as the Shareholders or the Company may reasonably request for the purpose of (i) enabling its counsel to provide the opinion referred to in Section 6.3(d), (ii) evidencing the accuracy of any of Parent’s or MergerSub’s representations and warranties, (iii) evidencing the performance by Parent or MergerSub of, or the compliance by Parent or MergerSub with, any covenant or obligation required to be performed or complied with by Parent or MergerSub, (iv) evidencing the satisfaction of any condition referred to in this Article VII, or (v) otherwise facilitating the consummation or performance of any of the Contemplated Transactions.

7.5 No Proceedings. There must not be commenced or Threatened against the Company or any Shareholder, any Proceeding (a) involving any challenge to, or seeking damages or other relief in connection with, any of the Contemplated Transactions, or (b) that may have the effect of preventing, delaying, making illegal, or otherwise interfering with any of the Contemplated Transactions.

7.6 Delivery of Merger Consideration. Parent shall have delivered to the Company the Cash Payment and the Note in accordance with Section 2.0(a) and (b).

7.7 Corporate Action. All corporate and shareholder action necessary to authorize the execution, delivery and performance of this Agreement and consummation of the Contemplated Transactions by Parent and MergerSub shall have been duly authorized and validly taken.

7.8 No Material Adverse Change. No change shall have occurred or circumstance shall exist, that (either individually, or in combination with any other events or circumstances) could reasonably be expected to have a Material Adverse Effect on the business, operations, financial condition or prospects of the Parent or the MergerSub.

ARTICLE VIII

Indemnification

8.1 Survival; Right to Indemnification Not Affected by Knowledge. All representations, warranties, covenants, and obligations in this Agreement, the Company Disclosure Schedule, the Acquiror Disclosure Schedule, and any other certificate or document delivered pursuant to this Agreement will survive the Closing. The waiver of any condition based on the accuracy of any representation or warranty, or on the performance of or compliance with any covenant or obligation, will not affect the right to indemnification, payment of Damages, or other remedy based on such representations, warranties, covenants, and obligations.

8.2 Indemnification and Payment of Damages by Shareholders. Subject to Section 8.3 of this Agreement, each Shareholder and the Company will indemnify and hold harmless Parent, MergerSub, and their respective Representatives, shareholders, controlling persons, and affiliates (collectively, the “Indemnified Persons”) for, and will pay to the Indemnified Persons the amount of, any loss, liability, claim, damage (including incidental and consequential damages), expense (including costs of investigation and defense and reasonable

AGREEMENT AND PLAN OF MERGER	PAGE 39

attorneys’ fees) or diminution of value, whether or not involving a third-party claim (collectively, “Damages”), arising, directly or indirectly, from or in connection with:

(a) any Breach of any representation or warranty made by the Shareholders or the Company in this Agreement, the Company Disclosure Schedule or any other certificate or document delivered by the Shareholders or the Company pursuant to this Agreement;

(b) any Breach by any Shareholder or the Company of any covenant or obligation of such Shareholder or the Company in this Agreement;

(c) any Liability arising out of the ownership or operation of the Acquired Assets or the Excluded Assets prior to the Effective Time, other than the Assumed Liabilities;

(d) any product or component thereof developed or delivered, or any services provided by, the Company, in whole or in part, prior to the Closing Date;

(e) any Excluded Liabilities; and

(f) any claim by any Person for brokerage or finder’s fees or commissions or similar payments based upon any agreement or understanding alleged to have been made by any such Person with any Shareholder or the Company (or any Person acting on their behalf) in connection with any of the Contemplated Transactions.

8.3 Exclusive Remedies / Limitations. Notwithstanding anything to the contrary contained herein, the remedies provided in this Article VIII are the exclusive remedies of the parties to this Agreement for breach of any representations, warranties, covenants or agreement in this Agreement and limit any other remedies that may be available to Parent or the other Indemnified Persons. No Shareholder shall be jointly and severally liable for any Damages pursuant to Article VIII and any Damages paid by the Shareholders pursuant to this Article VIII shall be apportioned based on their relative proportion of the Merger Consideration as set forth on Exhibit 8.3 hereto; provided, however, that any Shareholder that has engaged in fraudulent conduct in connection with such claim shall be responsible for all Damages arising from or related to such conduct. In determining the maximum amount of Damages payable by each Shareholder individually under this Section 8.3, all Damage amounts paid by the Company will be deemed to be allocated to each Shareholder based on the Shareholder’s relative proportion of the Merger Consideration, less a reasonable estimate of unfunded liquidation expenses of the Company.

8.4 Indemnification and Payment of Damages by Shareholders – Environmental Matters. In addition to the provisions of Section 8.2, each Shareholder will indemnify and hold harmless Parent, MergerSub, and the other Indemnified Persons for, and will pay to Parent, MergerSub, and the other Indemnified Persons the amount of, any Damages (including costs of cleanup, containment, or other remediation) arising, directly or indirectly, from or in connection with:

(a) any Environmental, Health, and Safety Liabilities arising out of or relating to: (i) (A) the ownership, operation, or condition at any time on or prior to the Closing Date of the Facilities or any other properties and assets (whether real, personal, or mixed and whether tangible or

AGREEMENT AND PLAN OF MERGER	PAGE 40

intangible) in which the Company has or had an interest, or (B) any Hazardous Materials or other contaminants that were present on the Facilities or such other properties and assets at any time on or prior to the Closing Date; or (ii) (A) any Hazardous Materials or other contaminants, wherever located, that were, or were allegedly, generated, transported, stored, treated, Released, or otherwise handled by the Company or by any other Person for whose conduct it is or may be held responsible at any time on or prior to the Closing Date, or (B) any Hazardous Activities that were, or were allegedly, conducted by the Company or by any other Person for whose conduct it is or may be held responsible; or

(b) any bodily injury (including illness, disability, and death, and regardless of when any such bodily injury occurred, was incurred, or manifested itself), personal injury, property damage (including trespass, nuisance, wrongful eviction, and deprivation of the use of real property), or other damage of or to any Person, including any employee or former employee of the Company or any other Person for whose conduct it is or may be held responsible, in any way arising from or allegedly arising from any Hazardous Activity conducted or allegedly conducted with respect to the Facilities or the operation of the Company prior to the Closing Date, or from Hazardous Material that was (i) present or suspected to be present on or before the Closing Date on or at the Facilities (or present or suspected to be present on any other property, if such Hazardous Material emanated or allegedly emanated from any of the Facilities and was present or suspected to be present on any of the Facilities on or prior to the Closing Date) or (ii) Released or allegedly Released by the Company or any other Person for whose conduct it is or may be held responsible, at any time on or prior to the Closing Date.

Parent will be entitled to control any Cleanup, any related Proceeding, and, except as provided in the following sentence, any other Proceeding with respect to which indemnity may be sought under this Section 8.4. The procedure described in Section 8.10 will apply to any claim solely for monetary damages relating to a matter covered by this Section 8.4.

8.5 Indemnification and Payment of Damages by Parent. Parent will indemnify and hold harmless the Company, and each of its officers, directors, agents and affiliates (each a “Company Indemnified Party”), and will pay to each Company Indemnified Party, as appropriate, the amount of any Damages arising, directly or indirectly, from or in connection with (a) any Breach of any representation or warranty made by Parent or MergerSub in this Agreement or in any certificate delivered by Parent or MergerSub pursuant to this Agreement, (b) any Breach by Parent or MergerSub of any covenant or obligation of Parent or MergerSub in this Agreement, (c) any Liability arising out of the ownership or operation of the Acquired Assets following the Closing Date, (d) any Assumed Liability, or (e) any claim by any Person for brokerage or finder’s fees or commissions or similar payments based upon any agreement or understanding alleged to have been made by such Person with Parent or MergerSub (or any Person acting on its behalf) in connection with any of the Contemplated Transactions.

8.6 Time Limitations.

(a) Shareholders and the Company will have no liability for indemnification pursuant to Section 8.2 or 8.4, unless on or before January 1, 2008, Parent notifies the Company of a claim in writing specifying the factual basis of that claim in reasonable detail to the extent then known by Parent. So long as such claim is made by the Parent within such survival period, such claim

AGREEMENT AND PLAN OF MERGER	PAGE 41

shall survive the expiration of such survival period until such time as the claim is fully and finally resolved. Anything herein to the contrary notwithstanding, a claim with respect to indemnification based on Section 8.2(c) through (f), or a claim described in the last sentence of Section 8.7, may be made at any time.

(b) Parent will have no liability for indemnification pursuant to Section 8.5, unless on or before January 1, 2008, the Company notifies Parent of a claim specifying the factual basis of that claim in reasonable detail to the extent then known by the Company. So long as such claim is made by the Company within such survival period, such claim shall survive the expiration of such survival period until such time as the claim is fully and finally resolved. The limitations set forth in this Section 8.6(b) shall limit the Company’s right to enforce the Note solely with respect to any amount for which Parent asserts a right of set-off under Section 8.9 of this Agreement

8.7 Limitations on Amount – Shareholders. The Shareholders will have no liability for indemnification with respect to the matters described in Sections 8.2 and 8.4 until the total of all Damages with respect to such matters exceeds $30,000 (the “Deductible”), and then only for the amount by which such Damages exceed the Deductible. After the total of all Damages exceeds the Deductible, the Indemnified Person shall be entitled to indemnification for all further Damages up to the total Merger Consideration reduced by any amounts retained by Parent pursuant to its rights of set-off pursuant to Section 8.9 (the “Limitation”); provided, that at no time shall a Shareholder be liable for any Damages in excess of his or her relative proportion of the Merger Consideration, less a reasonable estimate of unfunded liquidation expenses of the Company; provided, further, that such Damage claims must be allocated among the Shareholders pursuant to Section 8.3 of this Agreement. Anything herein to the contrary notwithstanding, the Deductible and the Limitation set forth in this section and the survival period set forth in Section 8.6(a) will not apply to any act or omission of the Company or any Shareholder that may constitute fraud on the part of the Company or such Shareholder, or (ii) any claim that a Shareholder or the Company has breached a covenant or other agreement to be performed after the Closing Date.

8.8 Limitations on Amount – Parent. Parent will have no liability for indemnification with respect to the matters described in Section 8.5 until the total of all Damages with respect to such matters exceeds $1,000, and then only for the amount by which such Damages exceed $1,000. At no time shall Parent be liable for Damages pursuant to Section 8.5 in excess of the total Merger Consideration, as adjusted pursuant to Section 2.3; provided, however, the Deductible and the Limitation set forth in this section and the survival period set forth in Section 8.6(b) will not apply to any act or omission of Parent or MergerSub that may constitute fraud on the part of Parent or MergerSub, and Parent will be liable for all Damages related thereto.

8.9 Right of Set-Off. In the event that the Parent makes any claim for indemnification pursuant to Section 8.2 or 8.4 of this Agreement, then the Parent must first deliver a written notice to the Company specifying in reasonable detail the basis for such set-off (the “Set-Off Notice”). If the Company disputes the claim set forth in the Set-Off Notice, then it must deliver a written notice to the Parent of such dispute within 10 days following receipt of the Set-Off Notice and the parties will then negotiate, in good faith, for a 30-day period beginning on

AGREEMENT AND PLAN OF MERGER	PAGE 42

the date of Parent’s receipt of the dispute notice. In the event that the parties are unable to resolve their dispute during such 30-day period, then the matter may be either adjudicated by a court of law having proper jurisdiction, or heard by a mediator or arbitrator, as agreed among the parties. In the event that the Company does not dispute the claim described in the Set-Off Notice, Parent may set off any amount to which it may be entitled under this Article VIII against amounts otherwise payable under the Note or the Earn Out. The exercise of such right of set-off by Parent in good faith, whether or not ultimately determined to be justified, will not constitute an event of default under the Note or a breach of this Agreement or the Earn Out Agreement. Neither the exercise of nor the failure to exercise such right of set-off will constitute an election of remedies or limit Parent in any manner in the enforcement of any other remedies that may be available to it.

8.10 Procedure for Indemnification – Third Party Claims.

(a) Promptly after receipt by an indemnified party under Section 8.2, 8.5 or (to the extent provided in the last sentence of Section 8.4) Section 8.4 of notice of the commencement of any Proceeding against it, such indemnified party will, if a claim is to be made against an indemnifying party under such section, give notice to the indemnifying party of the commencement of such claim, but the failure to notify the indemnifying party will not relieve the indemnifying party of any liability that it may have to any indemnified party, except to the extent that the indemnifying party demonstrates that the defense of such action is prejudiced by the indemnifying party’s failure to give such notice.

(b) If any Proceeding referred to in Section 8.10(a) is brought against an indemnified party and it gives notice to the indemnifying party of the commencement of such Proceeding, the indemnifying party will, unless the claim involves Taxes, be entitled to participate in such Proceeding and, to the extent that it wishes (unless (i) the indemnifying party is also a party to such Proceeding and the indemnified party determines in good faith that joint representation would be inappropriate, or (ii) the indemnifying party fails to provide reasonable assurance to the indemnified party of its financial capacity to defend such Proceeding and provide indemnification with respect to such Proceeding), to assume the defense of such Proceeding with counsel satisfactory to the indemnified party and, after notice from the indemnifying party to the indemnified party of its election to assume the defense of such Proceeding, the indemnifying party will not, as long as it diligently conducts such defense, be liable to the indemnified party under this Section 8.10 for any fees of other counsel or any other expenses with respect to the defense of such Proceeding, in each case subsequently incurred by the indemnified party in connection with the defense of such Proceeding, other than reasonable costs of investigation. If the indemnifying party assumes the defense of a Proceeding, (i) it will be conclusively established for purposes of this Agreement that the claims made in that Proceeding are within the scope of and subject to indemnification; (ii) no compromise or settlement of such claims may be effected by the indemnifying party without the indemnified party’s consent unless (A) there is no finding or admission of any violation of Legal Requirements or any violation of the rights of any Person and no effect on any other claims that may be made against the indemnified party, and (B) the sole relief provided is monetary damages that are paid in full by the indemnifying party; and (iii) the indemnified party will have no liability with respect to any compromise or settlement of such claims effected without its consent. If notice is given to an indemnifying party of the commencement of any Proceeding and the indemnifying party does not, within ten days

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after the indemnified party’s notice is given, give notice to the indemnified party of its election to assume the defense of such Proceeding, the indemnifying party will be bound by any determination made in such Proceeding or any compromise or settlement effected by the indemnified party.

(c) Notwithstanding the foregoing, if an indemnified party determines in good faith that there is a reasonable probability that a Proceeding may adversely affect it or its affiliates other than as a result of monetary damages for which it would be entitled to indemnification under this Agreement, the indemnified party may, by notice to the indemnifying party, assume the exclusive right to defend, compromise, or settle such Proceeding, at the sole cost and expense of the indemnifying party, but the indemnifying party will not be bound by any determination of a Proceeding so defended or any compromise or settlement effected without its consent (which may not be unreasonably withheld).

(d) Shareholders hereby consent to the non-exclusive jurisdiction of any court in which a Proceeding is brought against any Indemnified Person for purposes of any claim that an Indemnified Person may have under this Agreement with respect to such Proceeding or the matters alleged therein, and agree that process may be served on Shareholders with respect to such a claim anywhere in the world.

8.11 Procedure for Indemnification – Other Claims. A claim for indemnification for any matter not involving a third-party claim may be asserted by notice to the party from whom indemnification is sought.

8.12 Damages Net of Tax Benefits and Insurance. The amount of any Damages for which indemnification is sought pursuant to this Article VIII shall be calculated by taking into account any possible tax benefits which are realized by the Indemnified Person under any applicable law on account of the Damages and any proceeds received from any insurance policies with respect thereto so long as such proceeds are received by the insured within 120 days of request for same.

8.13 Indemnification Payments by Company. Any indemnification payments (including by set-off) by the Company shall be deemed reductions in the Merger Consideration.

8.14 Express Negligence. WITHOUT LIMITING ANY PROVISION OF THIS AGREEMENT OR ANY OTHER DOCUMENT OR INSTRUMENT CONTEMPLATED HEREBY, IT IS THE EXPRESS INTENTION OF THE PARTIES HERETO THAT EACH PERSON TO BE INDEMNIFIED UNDER THIS SECTION SHALL BE INDEMNIFIED FROM AND HELD HARMLESS AGAINST ANY AND ALL LOSSES, LIABILITIES, CLAIMS, DAMAGES, PENALTIES, JUDGMENTS, DISBURSEMENTS, COSTS, AND EXPENSES (INCLUDING ATTORNEYS’ FEES) ARISING OUT OF OR RESULTING FROM THE SOLE, CONTRIBUTORY OR ORDINARY NEGLIGENCE OF SUCH PERSON. ANYTHING HEREIN TO THE CONTRARY NOTWITHSTANDING, AN INDEMNIFIED PARTY SHALL NOT BE INDEMNIFIED OR HELD HARMLESS FOR ITS OWN GROSS NEGLIGENCE OR WILLFUL MISCONDUCT.

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ARTICLE IX

GENERAL PROVISIONS

9.1 Expenses. Except as otherwise expressly provided in this Agreement, each party to this Agreement will bear its respective expenses incurred in connection with the preparation, execution, and performance of this Agreement and the Contemplated Transactions, including all fees and expenses of agents, representatives, counsel, and accountants. The Shareholders’ and the Company’s out-of-pocket expenses in connection with this Agreement are Excluded Liabilities.

9.2 Public Announcements. Any public announcement or similar publicity with respect to this Agreement or the Contemplated Transactions will be issued, if at all, at such time and in such manner as Parent determines. Unless consented to by Parent in advance or required by Legal Requirements, the Shareholders shall, and shall cause the Company to, keep this Agreement strictly confidential and may not make any disclosure of this Agreement or the Contemplated Transactions to any Person. After the Closing, the Shareholders and Parent will consult with each other concerning the means by which the Company’s employees, customers, and suppliers and others having dealings with the Company will be informed of the Contemplated Transactions, and Parent will have the right to be present for any such communication.

9.3 Notices. All notices, consents, waivers, and other communications under this Agreement must be in writing and will be deemed to have been duly given when (a) delivered by hand (with written confirmation of receipt), (b) sent by telecopier (with written confirmation of receipt), provided that a copy is mailed by registered mail, return receipt requested, or (c) when received by the addressee, if sent by a nationally recognized overnight delivery service (receipt requested), in each case to the appropriate addresses and telecopier numbers set forth below (or to such other addresses and telecopier numbers as a party may designate by notice to the other parties):

The Company:

Caver-Morehead Systems, Inc.

5000 Legacy Drive, Suite 170

Plano, Texas 75024

Attention: Mr. Bill Caver

Facsimile No.: (972) 599-9331

with a copy to:

Munsch Hardt Kopf & Harr, P.C.

3800 Lincoln Plaza

500 N. Akard Street

Dallas, Texas 75201-6659

Attention: Mark A. Girtz, Esq.

Facsimile No.: (214) 978-4349

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Parent or MergerSub:

RF Monolithics, Inc.

4441 Sigma Road

Dallas, TX 75244

Attention: David Kirk

Facsimile No.: (972) 404-9476

with a copy to:

Morton PLLC

12222 Merit Drive, Suite 1270

Dallas, Texas 75251

Attention: Stephen C. Morton

Facsimile No.: (972) 934-9299

9.4 Jurisdiction; Service of Process. Any action or proceeding seeking to enforce any provision of, or based on any right arising out of, this Agreement may be brought against any of the parties in the courts of the State of Texas, County of Dallas or, if it has or can acquire jurisdiction, in the United States District Court for the Northern District of Texas and each of the parties consents to the jurisdiction of such courts (and of the appropriate appellate courts) in any such action or proceeding and waives any objection to venue laid therein. Process in any action or proceeding referred to in the preceding sentence may be served on any party anywhere in the world.

9.5 Waiver. The rights and remedies of the parties to this Agreement are cumulative and not alternative. Neither the failure nor any delay by any party in exercising any right, power, or privilege under this Agreement or the documents referred to in this Agreement will operate as a waiver of such right, power, or privilege, and no single or partial exercise of any such right, power, or privilege will preclude any other or further exercise of such right, power, or privilege or the exercise of any other right, power, or privilege. To the maximum extent permitted by applicable law, (a) no claim or right arising out of this Agreement or the documents referred to in this Agreement can be discharged by one party, in whole or in part, by a waiver or renunciation of the claim or right unless in writing signed by the other party; (b) no waiver that may be given by a party will be applicable except in the specific instance for which it is given; and (c) no notice to or demand on one party will be deemed to be a waiver of any obligation of such party or of the right of the party giving such notice or demand to take further action without notice or demand as provided in this Agreement or the documents referred to in this Agreement.

9.6 Entire Agreement and Modification. This Agreement supersedes all prior agreements among the parties with respect to its subject matter (including the Letter of Intent between Parent and certain shareholders dated June 7, 2006 and the amendment thereto dated June 22, 2006) and constitutes (along with the documents referred to in this Agreement) a complete and exclusive statement of the terms of the agreement between the parties with respect to its subject matter. This Agreement may not be amended except by a written agreement executed by the party to be charged with the amendment.

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9.7 Disclosure Schedules.

(a) The disclosures in the Company Disclosure Schedule or the Acquiror Disclosure Schedule relate only to the representations and warranties in the section of the Agreement to which they expressly relate and not to any other representation or warranty in this Agreement unless specific reference to another section(s) of this Agreement is specifically made.

(b) In the event of any inconsistency between the statements in the body of this Agreement and those in the Company Disclosure Schedule or the Acquiror Disclosure Schedule (other than an exception expressly set forth as such in the applicable disclosure schedule with respect to a specifically identified representation or warranty), the statements in the body of this Agreement will control.

9.8 Assignments, Successors, and No Third-Party Rights. No party may assign any of its rights under this Agreement without the prior consent of the other parties, except that Parent may assign any of its rights under this Agreement to any Subsidiary of Parent. Subject to the preceding sentence, this Agreement will apply to, be binding in all respects upon, and inure to the benefit of the successors and permitted assigns of the parties. Nothing expressed or referred to in this Agreement will be construed to give any Person other than the parties to this Agreement any legal or equitable right, remedy, or claim under or with respect to this Agreement or any provision of this Agreement. This Agreement and all of its provisions and conditions are for the sole and exclusive benefit of the parties to this Agreement and their successors and assigns.

9.9 Severability. If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement will remain in full force and effect. Any provision of this Agreement held invalid or unenforceable only in part or degree will remain in full force and effect to the extent not held invalid or unenforceable.

9.10 Section Headings, Construction. The headings of Sections in this Agreement are provided for convenience only and will not affect its construction or interpretation. All references to “Section” or “Sections” refer to the corresponding Section or Sections of this Agreement. All words used in this Agreement will be construed to be of such gender or number as the circumstances require. Unless otherwise expressly provided, the word “including” does not limit the preceding words or terms. Any rule of construction that provides that ambiguities are to be resolved against the drafting party shall not be applied to this Agreement.

9.11 Time of Essence. With regard to all dates and time periods set forth or referred to in this Agreement, time is of the essence.

9.12 Governing Law. This Agreement will be governed by the laws of the State of Texas without regard to conflicts of laws principles.

9.13 Counterparts; Facsimile Signatures. This Agreement may be executed in one or more counterparts, each of which will be deemed to be an original copy of this Agreement and all of which, when taken together, will be deemed to constitute one and the same agreement. A photocopy or facsimile signature of a party hereto has the same force and effect as an original signature of such party.

AGREEMENT AND PLAN OF MERGER	PAGE 47

9.14 Attorneys’ Fees. In the event of a dispute between the parties in connection with this Agreement, the prevailing party in the resolution of any such dispute, whether by litigation, arbitration, or otherwise, shall be entitled to full recovery of all attorneys’ fees, costs and expenses incurred in connection therewith, including costs of court, from the non-prevailing party.

9.15 Termination. This Agreement may be terminated and the Divisive Merger and other transactions contemplated by this Agreement abandoned at any time prior to the Effective Time:

(a) by mutual written consent of Parent, MergerSub and the Company;

(b) by either Parent or the Company:

(i) if the Divisive Merger is not consummated on or before September 30, 2006 (the “Outside Date”), unless the failure to consummate the Divisive Merger is the result of a breach of this Agreement by the party seeking to terminate this Agreement;

(ii) if any Governmental Body issues an order, decree or ruling or takes any other action permanently enjoining, restraining or otherwise prohibiting the Divisive Merger, and such order, decree, ruling or other action shall have become final and non-appealable; or

(iii) by Parent, if the Company breaches or fails to perform in any material respect any of its representations, warranties or covenants contained in this Agreement, which breach or failure to perform (i) would give rise to the failure of a condition set forth in any of Sections 6.1 through 6.9, and (ii) cannot be or has not been cured by the Outside Date (provided that neither Parent nor MergerSub is then in breach of any representation, warranty or covenant contained in this Agreement);

(iv) by the Company, if Parent or MergerSub breaches or fails to perform in any material respect any of its representations, warranties or covenants contained in this Agreement, which breach or failure to perform (i) would give rise to the failure of a condition set forth in any of Sections 7.1 through 7.8, and (ii) cannot be or has not been cured by the Outside Date (provided that the Company is not then in breach of any representation, warranty or covenant contained in this Agreement).

In the event of the termination of this Agreement as provided in this Section, written notice thereof shall be given to the other party or parties, specifying the provision hereof pursuant to which such termination is made, and this Agreement shall forthwith become null and void (other than the provisions of this Article IX and the nondisclosure agreements between any of the parties hereto in accordance with their terms, all of which shall survive termination of this Agreement), and there shall be no liability on the part of Parent, MergerSub, the Company, the Shareholders or any of their respective directors, officers and Affiliates, except nothing shall relieve any party from liability for fraud or any breach of this Agreement.

AGREEMENT AND PLAN OF MERGER	PAGE 48

IN WITNESS WHEREOF, the parties have executed and delivered this Agreement as of the date first written above.

Parent:	The Company:

RF MONOLITHICS, INC.	CAVER-MOREHEAD SYSTEMS, INC.

By:	By:

Name:	William F. Caver, President

Title:

MergerSub:	The Shareholders:

ALEIER, INC.
Rebecca J. Alldredge

By:

Name:	Theresa I. Caver

Title:
William F. Caver

Douglas V. Chapman

Sharron A. Chapman

Bruce H. Morehead

Evelyn M. Morehead

Jonathan A. Surrells

SIGNATURE PAGE TO AGREEMENT AND PLAN OF MERGER

EXHIBIT A

DEFINITIONS

For purposes of this Agreement, the following terms have the meanings specified or referred to in this Exhibit A:

“2005 Financial Statements” – as defined in Section 4.4.

“Accountants” – as defined in Section 2.3(b).

“Accounts Receivable” – as defined in Section 4.6.

“Acquired Assets” – as defined in Section 1.3(a).

“Acquiror Closing Documents” – as defined in Section 6.4.

“Acquiror Disclosure Schedule” – as defined in the introductory paragraph of Article III of this Agreement.

“Adjustment Amount”- as defined in Section 2.3(a).

“Affiliates” – as defined by Rule 145 of the Securities Act.

“Agreement” – as defined in the introductory paragraph of this Agreement.

“Applicable Contract”- any Contract (a) under which the Company has or may acquire any rights, (b) under which the Company has or may become subject to any obligation or liability, or (c) by which the Company or any of the assets owned or used by it is or may become bound.

“Articles of Merger” – as defined in Section 1.1.

“Assumed Liabilities” – as defined in Section 1.3(a).

“Bankruptcy and Equitable Exceptions” – as defined in Section 4.15(c).

“Breach”- a “Breach” of a representation, warranty, covenant, obligation, or other provision of this Agreement or any instrument delivered pursuant to this Agreement will be deemed to have occurred if there is or has been (a) any inaccuracy in or breach of, or any failure to perform or comply with, such representation, warranty, covenant, obligation, or other provision, or (b) any claim (by any Person) or other occurrence or circumstance that is or was inconsistent with such representation, warranty, covenant, obligation, or other provision, and the term “Breach” means any such inaccuracy, breach, failure, claim, occurrence, or circumstance.

“Cash Payment” – as defined in Section 2.0(a).

EXHIBIT A	PAGE 1

“Closing”- as defined in Section 1.2.

“Closing Balance Sheet” – as defined in Section 2.3(b).

“Closing Date”- the date and time as of which the Closing actually takes place.

“COBRA” – as defined in Section 4.11(g).

“Code” – means the Internal Revenue Code of 1986, as amended.

“Company”- as defined in the introductory paragraph of this Agreement.

“Company 401(k) Plan – as defined in Section 4.1(a).

“Company Beneficiary” – as defined in Section 4.11(a).

“Company Benefit Plans” – as defined in Section 4.11(a).

“Company Disclosure Schedule” – as defined in the introductory paragraph to Article IV of this Agreement.

“Company Employee(s)” – as defined in Section 4.18(a).

“Company ERISA Affiliate” – as defined in Section 4.11(c).

“Company Indemnified Party” – as defined in Section 8.4.

“Company Intellectual Property” - as defined in Section 4.20(a).

“Consent”- any approval, consent, ratification, waiver, or other authorization (including any Governmental Authorization).

“Contemplated Transactions”- all of the transactions contemplated by this Agreement, including:

(a) the Divisive Merger;

(b) the execution, delivery, and performance of the Note, the Noncompetition Agreements, the Earn Out Agreement and the Assignment of Intellectual Property and any other document contemplated hereby;

(c) the performance by the parties hereto of their respective covenants and obligations under this Agreement and the ancillary agreements contemplated hereby;

(d) MergerSub’s ownership of the Acquired Assets and assumption of Assumed Liabilities; and

(e) the Company’s retention of the Excluded Assets and Excluded Liabilities

EXHIBIT A	PAGE 2

“Contract”- any agreement, contract, obligation, promise, or undertaking (whether written or oral and whether express or implied) that is legally binding.

“Copyrights” – as defined in Section 4.20 (a).

“Damages” – as defined in Section 8.2.

“Deductible” – as defined in Section 8.7.

“Dissenting Shares” – as defined in Section 2.4.

“Dissenting Shareholders” – as defined in Section 2.4.

“Divisive Merger” – as defined in Section 1.0.

“DOL” – as defined in Section 4.11(b).

“Earn Out” – as defined in Section 2.0(c).

“Earn Out Agreement” – as defined in Section 2.0(c).

“Effective Time” - as defined in Section 1.1.

“Encumbrance”- any charge, claim, community property interest, condition, equitable interest, lien, option, pledge, security interest, right of first refusal, or restriction of any kind, including any restriction on use, voting, transfer, receipt of income, or exercise of any other attribute of ownership.

“Environment”- soil, land surface or subsurface strata, surface waters (including navigable waters, ocean waters, streams, ponds, drainage basins, and wetlands), groundwaters, drinking water supply, stream sediments, ambient air (including indoor air), plant and animal life, and any other environmental medium or natural resource.

“Environmental, Health, and Safety Liabilities” - any cost, damages, expense, liability, obligation, or other responsibility arising from or under Environmental Law or Occupational Safety and Health Law and consisting of or relating to:

(a) any environmental, health, or safety matters or conditions (including on-site or off-site contamination, occupational safety and health, and regulation of chemical substances or products);

(b) fines, penalties, judgments, awards, settlements, legal or administrative proceedings, damages, losses, claims, demands and response, investigative, remedial, or inspection costs and expenses arising under Environmental Law or Occupational Safety and Health Law;

(c) financial responsibility under Environmental Law or Occupational Safety and Health Law for cleanup costs or corrective action, including any investigation, cleanup, removal, containment, or other remediation or response actions (“Cleanup”) required by applicable

EXHIBIT A	PAGE 3

Environmental Law or Occupational Safety and Health Law (whether or not such Cleanup has been required or requested by any Governmental Body or any other Person) and for any natural resource damages; or

(d) any other compliance, corrective, investigative, or remedial measures required under Environmental Law or Occupational Safety and Health Law.

The terms “removal,” “remedial,” and “response action,” include the types of activities covered by the United States Comprehensive Environmental Response, Compensation, and Liability Act, 42 U.S.C. Section 9601 et seq., as amended (“CERCLA”).

“Environmental Law”- any Legal Requirement that requires or relates to:

(a) advising appropriate authorities, employees, and the public of intended or actual releases of pollutants or hazardous substances or materials, violations of discharge limits, or other prohibitions and of the commencements of activities, such as resource extraction or construction, that could have significant impact on the Environment;

(b) preventing or reducing to acceptable levels the release of pollutants or hazardous substances or materials into the Environment;

(c) reducing the quantities, preventing the release, or minimizing the hazardous characteristics of wastes that are generated;

(d) assuring that products are designed, formulated, packaged, and used so that they do not present unreasonable risks to human health or the Environment when used or disposed of;

(e) protecting resources, species, or ecological amenities;

(f) reducing to acceptable levels the risks inherent in the transportation of hazardous substances, pollutants, oil, or other potentially harmful substances;

(g) cleaning up pollutants that have been released, preventing the threat of release, or paying the costs of such clean up or prevention; or

(h) making responsible parties pay private parties, or groups of them, for damages done to their health or the Environment, or permitting self-appointed representatives of the public interest to recover for injuries done to public assets.

“ERISA”- the Employee Retirement Income Security Act of 1974 or any successor law, and regulations and rules issued pursuant to that Act or any successor law.

“Excluded Assets” – as defined in Section 1.3(b).

“Excluded Liabilities” – as defined in Section 1.3(b).

EXHIBIT A	PAGE 4

“Facilities”- any real property, leaseholds, or other interests currently or formerly owned or operated by the Company and any buildings, plants, structures, or equipment (including motor vehicles, tank cars, and rolling stock) currently or formerly owned or operated by the Company; provided, however that with respect to any Company leased property, “Facility” shall be limited to the lease property only and not the entire building, structure or improvement.

“Financial Statements” – as defined in Section 4.3.

“GAAP”- generally accepted United States accounting principles, applied on a basis consistent with the basis on which the Balance Sheet and the other financial statements referred to in Section 3.4(b) were prepared.

“Governing Documents” – as defined in Section 1.4.

“Governmental Authorization”- any approval, consent, license, permit, waiver, or other authorization issued, granted, given, or otherwise made available by or under the authority of any Governmental Body or pursuant to any Legal Requirement.

“Governing Persons” – as defined in Section 1.5.

“Governmental Body”- any:

(a) nation, state, county, city, town, village, district, or other jurisdiction of any nature;

(b) federal, state, local, municipal, foreign, or other government;

(c) governmental or quasi-governmental authority of any nature (including any governmental agency, branch, department, official, or entity and any court or other tribunal);

(d) multi-national organization or body; or

(e) body exercising, or entitled to exercise, any administrative, executive, judicial, legislative, police, regulatory, or taxing authority or power of any nature.

“Hazardous Activity”- the distribution, generation, handling, importing, management, manufacturing, processing, production, refinement, Release, storage, transfer, transportation, treatment, or use (including any withdrawal or other use of groundwater) of Hazardous Materials in, on, under, about, or from the Facilities or any part thereof into the Environment, and any other act, business, operation, or thing that increases the danger, or risk of danger, or poses an unreasonable risk of harm to persons or property on or off the Facilities, or that may affect the value of the Facilities or the Company.

“Hazardous Materials”- any waste or other substance that is listed, defined, designated, or classified as, or otherwise determined to be, hazardous, radioactive, or toxic or a pollutant or a contaminant under or pursuant to any Environmental Law, including any admixture or solution thereof, and specifically including petroleum and all derivatives thereof or synthetic substitutes therefor and asbestos or asbestos-containing materials.

EXHIBIT A	PAGE 5

“Indemnified Persons” – as defined in Section 8.2.

“Interim Financial Statements”- as defined in Section 4.3.

“IRC”- the Internal Revenue Code of 1986 or any successor law, and regulations issued by the IRS pursuant to the Internal Revenue Code or any successor law.

“IRS”- the United States Internal Revenue Service or any successor agency, and, to the extent relevant, the United States Department of the Treasury.

“Knowledge”- an individual will be deemed to have “Knowledge” of a particular fact or other matter if such individual is actually aware of such fact or other matter. A Person (other than an individual) will be deemed to have “Knowledge” of a particular fact or other matter if any individual who is serving, or who has at any time served, as a director, officer, partner, executor, or trustee of such Person (or in any similar capacity) has, or at any time had, Knowledge of such fact or other matter.

“Legal Requirement”- any federal, state, local, municipal, foreign, international, multinational, or other administrative order, constitution, law, ordinance, principle of common law, regulation, statute, or treaty.

“Liability” or “Liabilities” - with respect to any Person, any liability or obligation of such Person of any kind, character or description, whether known or unknown, absolute or contingent, accrued or unaccrued, disputed or undisputed, liquidated or unliquidated, secured or unsecured, joint or several, due or to become due, vested or unvested, executory, determined, determinable or otherwise, and whether or not the same is required to be accrued on the financial statements of such Person.

“Limitation” – as defined in Section 8.7.

“Mask Works” – as defined in Section 4.20(a).

“Material Adverse Effect” - with respect to any entity or group of entities, a Material Adverse Effect (or any development which, insofar as reasonably can be foreseen, is reasonably likely to have a Material Adverse Effect in the future), on the business, assets, financial or other condition, results of operations or prospects of such entity or group of entities taken as a whole. Anything herein to the contrary notwithstanding, a Material Adverse Effect shall not include an increase or a decrease in the trading price of Parent’s common stock, but such increase or decrease shall not preclude any cause of such increase or decrease from constituting a Material Adverse Effect.

“Merger Consideration” – as defined in Section 2.0.

“MergerSub” – as defined in the introductory paragraph of this Agreement.

“Noncompetition Agreements”- as defined in Section 6.3(c).

“Note”- as defined in Section 2.0(b).

EXHIBIT A	PAGE 6

“Occupational Safety and Health Law”- any Legal Requirement designed to provide safe and healthful working conditions and to reduce occupational safety and health hazards, and any program, whether governmental or private (including those promulgated or sponsored by industry associations and insurance companies), designed to provide safe and healthful working conditions.

“Order”- any award, decision, injunction, judgment, order, ruling, subpoena, or verdict entered, issued, made, or rendered by any court, administrative agency, or other Governmental Body or by any arbitrator.

“Ordinary Course of Business” - an action taken by a Person will be deemed to have been taken in the “Ordinary Course of Business” only if:

(a) such action is consistent with the past practices of such Person and is taken in the ordinary course of the normal day-to-day operations of such Person;

(b) such action is not required to be authorized by the board of directors of such Person (or by any Person or group of Persons exercising similar authority); and

(c) such action is similar in nature and magnitude to actions customarily taken, without any authorization by the board of directors (or by any Person or group of Persons exercising similar authority), in the ordinary course of the normal day-to-day operations of other Persons that are in the same line of business as such Person.

“Organizational Documents”- (a) the articles of incorporation or certificate of formation of a corporation; (b) any charter or similar document adopted or filed in connection with the creation, formation, or organization of a Person; and (c) any amendment to any of the foregoing.

“Parent” – as defined in the introductory paragraph of this Agreement.

“Patent” – as defined in Section 4.20(a).

“Person”- any individual, corporation (including any non-profit corporation), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, labor union, or other entity or Governmental Body.

“Proceeding”- any action, arbitration, audit, hearing, investigation, litigation, or suit (whether civil, criminal, administrative, investigative, or informal) commenced, brought, conducted, or heard by or before, or otherwise involving, any Governmental Body or arbitrator.

“Proprietary Rights Agreement” – as defined in Section 4.18(b).

“Related Person”- with respect to a particular individual:

(a) each other member of such individual’s Family;

(b) any Person that is directly or indirectly controlled by such individual or one or more members of such individual’s Family;

EXHIBIT A	PAGE 7

(c) any Person in which such individual or members of such individual’s Family hold (individually or in the aggregate) a Material Interest; and

(d) any Person with respect to which such individual or one or more members of such individual’s Family serves as a director, officer, partner, executor, or trustee (or in a similar capacity).

With respect to a specified Person other than an individual:

(a) any Person that directly or indirectly controls, is directly or indirectly controlled by, or is directly or indirectly under common control with such specified Person;

(b) any Person that holds a Material Interest in such specified Person;

(c) each Person that serves as a director, officer, partner, executor, or trustee of such specified Person (or in a similar capacity);

(d) any Person in which such specified Person holds a Material Interest;

(e) any Person with respect to which such specified Person serves as a general partner or trustee (or in a similar capacity); and

(f) any Related Person of any individual described in clause (b) or (c).

For purposes of this definition, (a) the “Family” of an individual includes (i) the individual, (ii) the individual’s spouse and former spouses, (iii) any other natural person who is related to the individual or the individual’s spouse within the second degree, and (iv) any other natural person who resides with such individual, and (b) “Material Interest” means direct or indirect beneficial ownership (as defined in Rule 13d-3 under the Securities Exchange Act of 1934) of voting securities or other voting interests representing at least 15% of the outstanding voting power of a Person or equity securities or other equity interests representing at least 15% of the outstanding equity securities or equity interests in a Person.

“Release”- any spilling, leaking, emitting, discharging, depositing, escaping, leaching, dumping, or other releasing into the Environment, whether intentional or unintentional.

“Representative”- with respect to a particular Person, any director, officer, employee, agent, consultant, advisor, or other representative of such Person, including legal counsel, accountants, and financial advisors.

“Securities Act”- the Securities Act of 1933 or any successor law, and regulations and rules issued pursuant to that Act or any successor law.

“Shareholder Closing Documents” – as defined in Section 6.3.

“Shareholders” – as defined in the introductory paragraph of this Agreement.

“Software” – as defined in Section 4.20(a).

EXHIBIT A	PAGE 8

“Subsidiary”- with respect to any Person (the “Owner”), any corporation or other Person of which securities or other interests having the power to elect a majority of that corporation’s or other Person’s board of directors or similar governing body, or otherwise having the power to direct the business and policies of that corporation or other Person (other than securities or other interests having such power only upon the happening of a contingency that has not occurred) are held by the Owner or one or more of its Subsidiaries; when used without reference to a particular Person, “Subsidiary” means a Subsidiary of the Company.

“Tax”- any tax (including any income tax, franchise, capital gains tax, value-added tax, sales tax, property tax, gift tax, or estate tax), levy, assessment, tariff, duty (including any customs duty), deficiency, or other fee, and any related charge or amount (including any fine, penalty, interest, or addition to tax), imposed, assessed, or collected by or under the authority of any Governmental Body or payable pursuant to any tax-sharing agreement or any other Contract relating to the sharing or payment of any such tax, levy, assessment, tariff, duty, deficiency, or fee.

“Tax Return”- any return (including any information return), report, statement, schedule, notice, form, or other document or information filed with or submitted to, or required to be filed with or submitted to, any Governmental Body in connection with the determination, assessment, collection, or payment of any Tax or in connection with the administration, implementation, or enforcement of or compliance with any Legal Requirement relating to any Tax.

“TBCA” – as defined in Section 1.0.

“TBOC” – as defined in Section 1.0.

“Threat of Release”- a substantial likelihood of a Release that may require action in order to prevent or mitigate damage to the Environment that may result from such Release.

“Threatened”- a claim, Proceeding, dispute, action, or other matter will be deemed to have been “Threatened” if any demand or statement has been made (orally or in writing) or any notice has been given (orally or in writing).

“Trademarks” – as defined in Section 4.20(a).

“Trade Secrets” – as defined in Section 4.20(a).

EXHIBIT A	PAGE 9